                                                                   Exhibit 10.20

                                                                  EXECUTION COPY
                                                                  --------------



[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                                  DEVELOPMENT,

                          LICENSE AND SUPPLY AGREEMENT

                                     BETWEEN

                          INSPIRE PHARMACEUTICALS, INC.

                                       AND

                                 GENENTECH, INC.

                                   DATED AS OF

                               DECEMBER 17, 1999

                               TABLE OF CONTENTS


1.       DEFINITIONS.................................................................................................2

2.       REPRESENTATIONS AND WARRANTIES..............................................................................7

         2.1      Representations and Warranties of Both Parties.....................................................7

         2.2      Representations and Warranties of Inspire..........................................................7

3.       JOINT STEERING COMMITTEE....................................................................................8

         3.1      Members............................................................................................8

         3.2      Responsibilities...................................................................................8

         3.3      Officers..........................................................................................10

         3.4      Meetings..........................................................................................10

         3.5      Decision-making...................................................................................10

         3.6      Minutes...........................................................................................11

         3.7      Term..............................................................................................11

         3.8      Expenses..........................................................................................11

4.       JOINT PROJECT TEAMS........................................................................................12

         4.1      Joint Project Teams; Members......................................................................12

         4.2      Responsibilities..................................................................................12

         4.3      Meetings..........................................................................................13

         4.4      Decision-making...................................................................................13

         4.5      Term..............................................................................................13

5.       DEVELOPMENT AND JOINT DEVELOPMENT PROGRAMS.................................................................14

         5.1      Scope of Development and Joint Development Programs...............................................14

         5.2      Genentech Responsibilities under the Joint Development Program....................................14

         5.3      Genentech Responsibilities under the Development Program..........................................15

         5.4      Inspire Responsibilities under the Joint Development Program......................................16

         5.5      Inspire Responsibilities under the Development Program............................................16

         5.6      Option to Co-Fund Products in Field B.............................................................17

         5.7      Funding of Development Program....................................................................18

         5.8      Conduct of Development Program....................................................................19

         5.9      Liability.........................................................................................20

                                TABLE OF CONTENTS


                                                                                                                   Page
                                                                                                                   ----
6.       GRANT OF RIGHTS; COMMERCIALIZATION; MARKETING..............................................................20

         6.1      License Grant to Genentech........................................................................20

         6.2      License Grant to Inspire..........................................................................21

         6.3      Sublicensing......................................................................................21

         6.4      Strategic Partners of Inspire.....................................................................22

         6.5      Commercialization Obligations, Rights.............................................................22

         6.6      Right of First Offer..............................................................................22

         6.7      Future Generation Compounds.......................................................................24

         6.8      Adverse Reaction Reporting........................................................................25

         6.9      Discussions Regarding Genentech Improvements......................................................26

7.       FEES, MILESTONES AND ROYALTIES.............................................................................27

         7.1      Up-front Payments.................................................................................27

         7.2      Milestone Payments................................................................................27

         7.3      Royalties.........................................................................................29

         7.4      Obligation to Pay Royalties.......................................................................29

         7.5      Sharing of U.S. Operating Profit or Loss..........................................................30

8.       PAYMENTS AND REPORTS.......................................................................................30

         8.1      Payments..........................................................................................30

         8.2      Mode of Payment...................................................................................31

         8.3      Records Retention.................................................................................31

         8.4      Audits............................................................................................31

         8.5      Taxes.............................................................................................31

         8.6      Bartering Prohibited..............................................................................32

9.       OWNERSHIP; PATENTS.........................................................................................32

         9.1      Ownership.........................................................................................32

         9.2      Patent Prosecution and Maintenance................................................................32

         9.3      Patent Enforcement................................................................................34

         9.4      Infringement Action by Third Parties..............................................................34

                                TABLE OF CONTENTS


                                                                                                                   Page
                                                                                                                   ----

10.      PUBLICATION; CONFIDENTIALITY...............................................................................35

         10.1     Notification and Review with Respect to Inspire and Genentech.....................................35

         10.2     Notification and Review with Respect to Inspire's Strategic Partners..............................36

         10.3     Confidentiality; Exceptions.......................................................................37

         10.4     Exceptions to Obligation..........................................................................37

         10.5     Limitations on Use................................................................................37

         10.6     Remedies..........................................................................................37

11.      INDEMNIFICATION............................................................................................38

         11.1     By Genentech......................................................................................38

         11.2     By Inspire........................................................................................38

         11.3     Notice............................................................................................39

         11.4     Complete Indemnification..........................................................................39

12.      TERM; TERMINATION..........................................................................................39

         12.1     Term..............................................................................................39

         12.2     Termination for Cause.............................................................................39

         12.3     Termination Without Cause.........................................................................40

         12.4     Effect of Expiration or Termination...............................................................40

         12.5     Accrued Rights; Surviving Obligations.............................................................42

13.      FORCE MAJEURE..............................................................................................42

14.      MISCELLANEOUS..............................................................................................42

         14.1     Relationship of Parties...........................................................................42

         14.2     Assignment........................................................................................42

         14.3     Books and Records.................................................................................43

         14.4     Further Actions...................................................................................43

         14.5     Notice............................................................................................43

         14.6     Use of Name.......................................................................................44

         14.7     Public Announcements..............................................................................44

         14.8     Waiver............................................................................................44

         14.9     Compliance with Law...............................................................................44

                                TABLE OF CONTENTS


                                                                                                                   Page
                                                                                                                   ----
         14.10    Severability......................................................................................44

         14.11    Amendment.........................................................................................44

         14.12    Governing Law.....................................................................................44

         14.13    Arbitration.......................................................................................44

         14.14    Entire Agreement..................................................................................45

         14.15    Parties in Interest...............................................................................46

         14.16    Descriptive Headings..............................................................................46

         14.17    Counterparts......................................................................................46

                               TABLE OF CONTENTS

                                    EXHIBITS
                                    --------

EXHIBIT A                  EXISTING COMPOUNDS

EXHIBIT B                  FINANCIAL APPENDIX

EXHIBIT C                  INITIAL PATENTS

EXHIBIT D                  INITIAL MEMBERS OF JOINT STEERING COMMITTEE

EXHIBIT E                  FORM OF NOTE AGREEMENT

EXHIBIT F                  PROVISIONS REQUIRED FOR AGREEMENTS
                           WITH SUBLICENSEES

                                                                  EXECUTION COPY
                                                                  --------------




                   DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT

                               December 17, 1999

     THIS DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT (this "Agreement"), dated as of the date first written above (the "Effective Date"), is entered into by and between Inspire Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703 ("Inspire"), and Genentech, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 1 DNA Way, South San Francisco, California 94080 ("Genentech").

                             PRELIMINARY STATEMENTS
                             ----------------------

     A. Inspire is the owner of and has all right, title and interest in, or has acquired the exclusive rights to, certain technology, including, without limitation, Know-how and Patents or patent applications, relating to the Compounds in the Fields in each of the Territories (as such capitalized terms are defined below).

     B. Inspire and Genentech wish to collaborate on the further development of the Compounds for applications in the Fields.

     C. Genentech is interested in obtaining an exclusive license to and under Inspire's technology, to develop, make, have made, use, sell, have sold, offer to sell, import, distribute and otherwise exploit products containing the Compounds, and Inspire wishes to grant such license to Genentech, pursuant to the terms and conditions of this Agreement.

     D. Genentech wishes to purchase from Inspire, and Inspire wishes to provide to Genentech, bulk active material for Compounds to meet Genentech's requirements for its use to complete clinical and pre-clinical trials through the end of Phase II clinical trials of each Compound.

     E. Simultaneously with the execution of this Agreement, the Parties are entering in that certain Series G Stock and Warrant Purchase Agreement (together with the Schedules and Exhibits thereto, the "Stock Purchase Agreement") and documents ancillary thereto, all dated of even date herewith, pursuant to which Genentech has agreed to purchase, and Inspire has agreed to issue and sell, shares of Series G Preferred Stock and Warrants for shares of Common Stock (as such capitalized terms are defined in the Stock Purchase Agreement).

     NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1. DEFINITIONS.

     As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context clearly and unambiguously dictates otherwise:

     1.1 "Additional Applications" shall have the meaning assigned to such term in Section 6.6.

     1.2 "Additional Product" shall have the meaning assigned to such term in
Section 6.6.

     1.3 "Affiliate," with respect to any Party, shall mean any entity controlled by such Party. For these purposes, "control" shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of an entity. With respect to Genentech, "Affiliate" shall not include Roche.

      1.4 "Annual Development Plan" shall have the meaning assigned to such term in Section 5.1.

      1.5 "Audited Party" shall have the meaning assigned to such term in
Section 8.4.

      1.6 "Auditing Party" shall have the meaning assigned to such term in
Section 8.4.

      1.7 "Auditor" shall have the meaning assigned to such term in Section 6.3(c).

      1.8 "Bulk Materials" shall mean the Compounds, in bulk form.

      1.9 "Cannibalization" shall have the meaning assigned to such term in
Section 6.6.

      1.10 "cGMP" shall mean current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the Code of Federal Regulations, as may be amended from time to time, or any successor thereto.

      1.11 "Co-Development Option" shall mean Inspire's option to co-fund a Product in Field B pursuant to Section 5.6.

      1.12 "Co-Promotion Option" shall mean Inspire's option to co-promote a Product in Field B pursuant to Section 6.5(b).

      1.13 "Compete", "Competing" and "Competition" shall have the meanings assigned to such terms in Section 7.4(d).

      1.14 "Commercial Sale" shall mean, with respect to any Product, a sale for which payment has been received for use or consumption by the general public of such Product in the Field in the applicable Territory after all required Registrations, including pricing approvals (if applicable), have been granted by the Regulatory Authority in such Territory.

      1.15 "Compounds" shall mean, collectively, (i) INS365, (ii) INS37217 (iii) Existing Compounds, and (iv) Future Generation Compounds.

      1.16 "Confidential Information" shall have the meaning assigned to such term in Section 10.3.

      1.17 "Cost of Bulk Materials" shall have the meaning assigned to such term in the Financial Appendix.

      1.18 "Development Costs" shall have the meaning assigned to such term in the Financial Appendix.

      1.19 "Development Program" shall mean the Joint Development Program and the other research and development activities of either or both Parties for developing Products from the Compounds. The Development Program commences on the Effective Date and expires with expiration or termination of this Agreement, as a whole or with respect to any Product, pursuant to Section 12.

      1.20 "[CONFIDENTIAL TREATMENT REQUESTED] P2Y2 Agonist" shall mean [CONFIDENTIAL TREATMENT REQUESTED]

      1.21 "Effective Date" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

      1.22 "Executive Officers" shall have the meaning assigned to such term in
Section 3.5(b).

      1.23 "Existing Compounds" shall mean any [CONFIDENTIAL TREATMENT REQUESTED] P2Y2 Agonists that are owned or controlled or synthesized by Inspire prior to the Effective Date. Such Existing Compounds are listed on Exhibit A
                                                                   ---------

      1.24 "FDA" shall mean the United States Food and Drug Administration.

      1.25 "Field A" shall mean all human therapeutic uses for the treatment (but not the diagnosis) of chronic bronchitis.

      1.26 "Field B" shall mean all human therapeutic uses for the treatment (but not the diagnosis) of cystic fibrosis.

      1.27 "Field C" shall mean all human therapeutic uses for the treatment (but not the diagnosis) of respiratory tract disorders, collectively, not included in any of Field A, Field B, Field D and Field E.

      1.28 "Field D" shall mean all human therapeutic uses for the treatment (but not the diagnosis) of sinusitis.

      1.29 "Field E" shall mean all human therapeutic uses for the treatment (but not the diagnosis) of otitis media.

      1.30 "Fields" shall mean Field A, Field B, Field C, Field D and Field E, collectively.

      1.31 "Financial Appendix" shall mean Exhibit B hereto.
                                           ---------

      1.32 "First Commercial Sale" shall mean, with respect to any Product, the first sale for which payment has been received for use or consumption by the general public of such Product in the Field in the applicable Territory after all required Registrations, including pricing approvals (if applicable), have been granted by the Regulatory Authority in the Territory.

      1.33 "First-Filed Patent Application" shall have the meaning assigned to such term in Section 7.4(b).

      1.34 "Fully Burdened Manufacturing Costs" shall have the meaning assigned to such term in the Financial Appendix.

      1.35 "Future Generation Compounds" shall mean any [CONFIDENTIAL TREATMENT REQUESTED] P2Y2 Agonists synthesized or patented or otherwise acquired by Inspire during the term of this Agreement.

      1.36 "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied by the Party at issue.

      1.37 "Genentech" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

      1.38 "Genentech Improvements" shall have the meaning assigned to such term in Section 6.9.

      1.39 "IND" shall mean an effective Notice of a Claimed Investigational New Drug Exemption, as defined in Title 21 of the Code of Federal Regulations, on file with the FDA before the commencement of clinical trials of a Product in humans.

      1.40 "INS365" shall mean [CONFIDENTIAL TREATMENT REQUESTED].

      1.41 "INS37217" shall mean [CONFIDENTIAL TREATMENT REQUESTED].

      1.42 "Inspire" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

      1.43 "Invention" shall mean any new or useful process, compound or composition of matter relating to the Compounds or the Products (including, without limitation, the formulation, delivery, manufacture or use thereof) in the Fields, whether patentable or unpatentable, or any improvement thereof, that is conceived or first reduced to practice or demonstrated to have utility during the term of, and in connection with, the Development Program.

      1.44 "Joint Development Program" shall mean the research and development program for developing Products from the Compounds that includes only the activities of either or both Parties set forth in the Annual Development Plans approved by the Joint Steering Committee and the activities of the Joint Project Teams to implement such Annual Develoment Plans. The Joint Development Program commences on the Effective Date and expires with respect to each Field with the expiration of the term of the Joint Project Team with responsibility for such Field, as set forth in Section 4.5.

      1.45 "Joint Project Team" shall have the meaning that is assigned to such term in Section 4.1.

      1.46 "Joint Steering Committee" and "JSC" shall have the meanings assigned to such terms in Section 3.1.

      1.47 "Know-how" shall mean any and all Inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Confidential Information) in the Fields, whether or not patentable, that is generated, owned or controlled by Inspire or to which Inspire has the power to grant licenses at any time before or during the term of this Agreement relating to, derived from or useful for the development, manufacture, use, sale or distribution of any of the Compounds or any of the Products in either Territory, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.

      1.48 "Licensed Claim" shall mean any unexpired claim of any patent or patent application within the Patents issued or pending in a country within a Territory that, unless licensed, would be infringed by the manufacture, use, importation or sale of any of the Compounds or any of the Products in such country within such Territory, which claim has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and which claim is not lost in an interference proceeding or through disclaimer or otherwise not admitted by Inspire to be invalid.

      1.49 "Licensed Technology" shall mean the Licensed Claims and Know-how, collectively.

      1.50 "Marketing Costs" shall have the meaning assigned to such term in the Financial Appendix.

      1.51 "Net Sales" shall have the meaning assigned to such term in the Financial Appendix.

      1.52 "Operating Profit or Loss" shall have the meaning assigned to such term in the Financial Appendix.

      1.53 "Original Product" shall have the meaning assigned to such term in
Section 7.2(e).

      1.54 "Party" shall mean, as applicable, Inspire or Genentech and, when used in the plural, shall mean Inspire and Genentech.

      1.55 "Patents" shall mean the patents and patent applications set forth on Exhibit C, and any other patents or patent applications in any country in the
---------
relevant Territory owned or controlled by Inspire during the term of this Agreement that relate to any of the Compounds or any of the Products in any of the Fields, together with any patents that may issue therefor in any country in the relevant Territory, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing and any patents based on applications that claim priority from any of the foregoing.

      1.56 "Product" shall mean any pharmaceutical formulation that contains as the sole active ingredient or as one of its active ingredients a Compound for use in the Fields, and the manufacture, use, sale or importation of which is covered by one or more of the Patents and, but for the license granted under this Agreement, infringes a Licensed Claim thereof in the relevant Territory.

      1.57 "Promissory Note" shall have the meaning assigned to such term in
Section 5.6.

      1.58 "Proposed Terms" shall have the meaning assigned to such term in
Section 6.5(b).

      1.59 "Registration" shall mean, with respect to each country in the relevant Territory, approval of the Registration Application for a Product filed in such country, including pricing or reimbursement approvals, where applicable, by the Regulatory Authority in such country.

      1.60 "Registration Application" shall mean any filing(s) made with the Regulatory Authority in any country in the relevant Territory for regulatory approval of the manufacture and sale, and pricing when applicable, of a Product in such country.

      1.61 "Regulatory Authority" shall mean, collectively, the FDA and the authority(ies) in each country in the relevant Territory that are comparable to the FDA and have responsibility for granting regulatory approval for the manufacture, use and sale of a Product in such country, including but not limited to pricing and reimbursement approvals.

      1.62 "Replacement Product" shall have the meaning assigned to such term in
Section 7.2(e).

      1.63 "Reporting Company" shall have the meaning assigned to such term in
Section 7.4(c).

      1.64 "Roche" shall mean, individually and collectively, F. Hoffmann-La Roche Ltd and each organization, other than Genentech, (a) fifty percent (50%) or more of the voting stock of which is owned and/or controlled directly or indirectly by F. Hoffmann-La Roche Ltd; (b) which directly or indirectly owns and/or controls fifty percent (50%) or more of the voting stock of F. Hoffmann-La Roche Ltd; or (c) which is directly or indirectly under common control of F. Hoffmann-La Roche Ltd through common share holdings.

      1.65 "Sales Costs" shall have the meaning assigned to such term in the Financial Appendix.

      1.66 "Specifications" shall mean the specifications for the Bulk Materials approved by the Joint Steering Committee with respect to Genentech's requirements through the end of Phase II in the relevant Territory, as may be amended (as approved by the Joint Steering Committee) from time to time.

      1.67 "Stock Purchase Agreement" shall have the meaning assigned to such term in the Preliminary Statements.

      1.68 "Strategic Partners" shall have the meaning that is assigned to such term in Section 5.5(b).

      1.69 "Sublicensee" shall mean a Third Party to which Genentech has granted a sublicense to make, have made, use, sell, have sold, offer to sell, import, distribute or otherwise exploit any of the Products in any country in the Territory.

      1.70 "Territory" shall mean Territory ABC and/or Territory DE, depending upon the context of its use.

      1.71 "Territory ABC" shall mean the entire world except Japan and shall apply to Products in Field A, Field B and Field C, but not including Products in Field D or Field E.

      1.72 "Territory DE" shall mean the entire world and shall apply to Products in Field D and Field E, but not including Products in Field A, Field B or Field C. 1.73 "Third Party" shall mean any person who or which is neither a Party nor an Affiliate of a Party.

      1.74 "Third Party Agreement" shall have the meaning assigned to such term in Section 6.6(c).

      1.75 "Third Party Letter of Intent" shall have the meaning assigned to such term in Section 6.6(c).

      1.76 "Third Party License" means a license granted by a Third Party to Genentech under such Third Party's patents, technology or know-how to develop, manufacture, have manufactured, use, sell, have sold, import, distribute or otherwise exploit a Product.

      1.77 "UNC Agreement" shall have the meaning assigned to such term in
Section 2.2(d).

      2. REPRESENTATIONS AND WARRANTIES.

      2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

         (a) such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

         (b) such Party is free to enter into this Agreement;

         (c) in so doing, such Party will not violate any other agreement to which it is a party; and

         (d) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

      2.2 Representations and Warranties of Inspire. In addition to the representations and warranties set forth in Section 2.1, Inspire represents and warrants to Genentech, as of the Effective Date, that:

           (a) Inspire is the owner of, or has exclusive rights to, all of the Patents (including, without limitation, the Patents set forth on Exhibit C), and has the exclusive right to grant the licenses granted under this Agreement therefor;

           (b) to the best of Inspire's knowledge, after diligent inquiry, Inspire is the owner of or has exclusive rights to all of the Know-how in existence on the Effective Date and, with respect to Know-how that first comes into existence after the Effective Date, Inspire will own, or have rights to, all such Know-how, and has the exclusive right to grant the licenses granted under this Agreement with respect thereto;

           (c) Inspire shall not provide to Genentech any know-how, materials, data or information that infringe any rights of any third party;\

           (d) Inspire agrees to use its diligent efforts to promptly amend
Section 6.6 of the Exclusive License Agreement between Inspire and University of North Carolina at Chapel Hill, dated as of September 1, 1998, ("UNC Agreement") to provide that in the event of any cancellation or termination of the UNC Agreement, Genentech shall continue to have the rights and license under this Agreement to the Patents and Know-how owned by UNC and sublicensed to Genentech under this Agreement;

           (e) Inspire shall not materially breach the UNC Agreement and fail to cure such breach within the cure period provided thereunder;

           (f) Inspire has not entered into, and hereby agrees that it shall not enter into, any agreement with any Third Party that is or with the passage of time or otherwise could be in conflict with the rights granted to Genentech pursuant to this Agreement; and

           (g) the Existing Compounds listed on Exhibit A are all of the [CONFIDENTIAL TREATMENT REQUESTED] P2Y2 Agonists owned or controlled or synthesized by Inspire prior to the Effective Date.

3.   JOINT STEERING COMMITTEE.

      3.1 Members. The Parties shall establish one joint steering committee (the "Joint Steering Committee" or "JSC"), which shall consist of six (6) members, three (3) members from each Party. The initial members of the JSC are set forth on Exhibit D. Each Party may replace any or all of its representatives on the
   ---------
JSC at any time upon written notice to the other Party in accordance with
Section 14.5 of this Agreement. Such representatives shall include individuals within the senior management of each Party, and those representatives of each Party shall, individually or collectively, have expertise in business and biopharmaceutical drug development and commercialization. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. Each Party may, in its discretion, invite non-member representatives of such Party to attend meetings of the JSC.

      3.2 Responsibilities. The JSC shall perform the following functions:

           (a) Approve the overall strategy for the Joint Development Program and provide direction to the Joint Project Teams as provided in this Agreement;

           (b) review and approve Annual Development Plans created by the Joint Project Teams pursuant to Section 4, the division of responsibilities of each Party as allocated by the Joint Project Teams, the annual budgets and multiyear expense forecasts formulated by the Joint Project Teams, and the financial results of the Joint Development Program;

           (c) review and approve activities related to manufacturing and the identification of manufacturer(s) in connection with the Joint Development Program;

           (d) for Field B, only if Inspire exercises its Co-Development Option, review and approve any manufacturer(s), annual marketing and sales budgets, annual forecasts of sales and production requirements, annual marketing plans, broad product positioning and campaign strategies, pricing of any co- promoted Products, managed care contract strategies, and Phase IV clinical support (including scope and strategic direction) in such Field B; provided that, except as set forth in Section 6.5(b), Genentech, either itself and/or by and through its Affiliates and Sublicensees, shall be responsible for, and shall have the exclusive right to engage in, all marketing, advertising, promotional, launch and sales activities in connection with such efforts;

           (e) for Field B, only if Inspire exercises its Co-Promotion Option, review and approve the appropriate role for each of Genentech and Inspire to play in commercialization activities in Territory ABC with respect to any co-promoted Products, provided that, except as set forth in Section 6.5(b), Genentech, either itself and/or by and through its Affiliates and Sublicensees, shall be responsible for, and shall have the exclusive right to engage in, all marketing, advertising, promotional, launch and sales activities in connection with such efforts.

           (f) review and evaluate progress of the Joint Project Teams under the Joint Development Program, provided that the JSC shall not have authority to make any determination that either Party is in breach of this Agreement;

           (g) review Inspire's discovery programs outside of the Joint Development Program or otherwise outside of the collaboration under this Agreement relating to any Additional Applications to determine if such Additional Applications may result in off-label usage of products in any of the Fields in which Genentech plans to develop, is developing or has developed a Product;

           (h) designate a team, which may include members of the JSC or any Joint Project Team, to review reports regarding Additional Applications delivered to the JSC pursuant to Section 6.6;

           (i) review and approve "go/no-go" decisions and recommendations made by each Joint Project Team;

           (j) in accordance with Section 3.5, resolve disputes or disagreements unresolved by any Joint Project Team and any other disputes or disagreements between the Parties with respect to the Development Program; and

          (k) have such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

      3.3 Officers.

          (a) The chairperson and secretary of the JSC shall serve co-terminous one (1)- year terms, each commencing on the Effective Date or an anniversary thereof, as the case may be. The right to name the chairperson and the secretary of the JSC shall alternate between the Parties, and each chairperson and secretary shall be named no later than ten (10) days after the commencement of his or her term. The initial chairperson shall be selected by Genentech within thirty (30) days after the Effective Date. The initial secretary shall be selected by Inspire within thirty (30) days after the Effective Date.

          (b) The chairperson shall, if practicable, send written notice of all meetings to all members of the JSC no less than thirty (30) days before the date of each meeting.

      3.4 Meetings. During the term of the Joint Development Program, the
JSC shall meet in person at least once during every calendar year, and more frequently as the Parties deem appropriate, on such dates, and at such places and times, as the Parties shall agree. Thereafter, the JSC shall meet, in person or otherwise, only on an ad hoc basis as needed to perform the responsibilities assigned to it under this Agreement. Meetings of the JSC that are held in person shall alternate between the offices of the Parties, or such other place as the Parties may agree. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

      3.5 Decision-making.

          (a) The JSC may make decisions with respect to any subject matter that is subject to the JSC's decision-making authority. Except as provided in
Section 3.5(b), each Party shall have collectively one (1) vote in all decisions.

          (b) In the event that Inspire exercises its Co-Development Option, then [CONFIDENTIAL TREATMENT REQUESTED].

          (c) Except as specifically provided in Section 3.5(b), if, with respect to a matter that is subject to the JSC's decision-making authority, the JSC cannot reach consensus within fifteen (15) days after it has met and attempted to reach such consensus, the matter shall be referred on the sixteenth
(16th) day to the Chief Executive Officer of Inspire, or such other person holding a similar position designated by Inspire from time to time, and an Executive Vice President or Chief Executive Officer of Genentech, or such other person holding a similar position designated by Genentech from time to time (such officers collectively, the "Executive Officers"), for resolution. The Executive Officers shall use reasonable efforts to resolve the matter referred to them. If the Executive Officers cannot reach a mutually acceptable decision within fifteen (15) days after the matter was referred to them, then the Executive Officer of Genentech shall have the final authority to make decisions in good faith that are binding on both Parties.

         (d) For all purposes under this Agreement, any decision made pursuant to Section 3.5(b) or 3.5(c) shall be deemed to be the decision of the JSC.

      3.6 Minutes.

         (a) With the sole exception of specific items of the meeting minutes to which the chairperson and the secretary cannot agree and which are escalated as provided in Section 3.5(c), definitive minutes of all JSC meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain, as follows:

               (i) Within ten (10) days after each JSC meeting, the secretary shall prepare and distribute to all members of the JSC draft minutes of the meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC and a list of any issues to be resolved by the Executive Officers.

               (ii) The chairperson shall then have ten (10) days after receiving such draft minutes to collect comments thereon from the members of its Party and provide them to the secretary.

               (iii) Upon the expiration of such second ten (10)-day period, the chairperson and the secretary of the JSC shall have an additional ten
     (10) days to discuss each other's comments and finalize the minutes. The secretary and chairperson shall each sign and date the final minutes. The signature of the chairperson and the secretary upon the final minutes shall indicate each Party's assent to the minutes.

         (b) If at any time during the preparation and finalization of the JSC meeting minutes, the secretary and the chairperson do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process as provided in Section 3.5(c). The decision resulting from the escalation process shall be recorded by the secretary in amended finalized minutes for said meeting. All other issues in the minutes that are not subject to such escalation shall be finalized within a thirty (30)-day period as provided in Section 3.6(a).

      3.7 Term. The JSC shall exist until the termination or expiration of the Joint Development Program and for such longer period as necessary to perform the remaining responsibilities assigned to it under this Agreement.

      3.8 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the JSC.

4. JOINT PROJECT TEAMS.

      4.1 Joint Project Teams; Members. The Parties shall create, at the times set forth in this Agreement or as otherwise determined by the JSC, a joint project team for each of Field A, Field B and Field D, and such other joint project teams as deemed necessary by the JSC (each, a "Joint Project Team"). Each Joint Project Team shall consist of such number of members as the JSC determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the areas of preclinical development, clinical development, process sciences, manufacturing, regulatory affairs or product development and marketing, as applicable to the stage of development or commercialization of the Product. At the creation of each Joint Project Team, each Party shall designate one member of each Joint Project Team as that Party's primary contact by written notice to the other Party, and such primary contact shall coordinate communications to and from that Party. Each Party may replace any or all of its members on any Joint Project Team at any time upon written notice to the other Party. Any member of a Joint Project Team may designate a substitute to attend and perform the functions of that member at any meeting of the Joint Project Team.

      4.2 Responsibilities. With respect to the Field(s) that constitute its area of responsibility, each Joint Project Team shall:

          (a) oversee and coordinate the development of Products under this Agreement, in a manner reasonably consistent with the Annual Development Plans and during the Joint Development Program;

          (b) evaluate data from the Joint Development Program;

          (c) manage the day-to-day activities being conducted under the Joint Development Program, allocate responsibilities between the Parties and coordinate the activities of the Parties;

          (d) provide a mechanism for the exchange of information between the Parties with regard to Know-how and Inventions;

          (e) provide a mechanism for the review of data and results from any discovery efforts Inspire may conduct from time to time with respect to Future Generation Compounds, and recommend to Genentech the inclusion of any such Future Generation Compounds in the Joint Development Program pursuant to Section 5.2(a) if the Joint Project Team determines that such Future Generation Compounds show promise in any of the Fields;

          (f) review all relevant proposed publications and presentations of any of the Parties or their respective Affiliates pursuant to Section 10;

          (g) design clinical study protocols and review and determine whether to approve clinical study protocols, the selection of clinical investigators, clinical study write-ups, regulatory submissions, Registration Applications and the like relating to the Joint Development Program;

          (h) prepare the Annual Development Plans, as needed, and refer them to the JSC for approval;

          (i) keep the JSC informed on the status of the Joint Development Program and the activities conducted by the Parties thereunder;

          (j) resolve disputes and disagreements between the Parties with respect to this Section 4.2, and refer unresolved disputes and disagreements to the JSC for resolution in accordance with Section 3.5; and

          (k) have such other responsibilities as may be assigned to the Joint Project Team pursuant to this Agreement or by the JSC, or as may be mutually agreed upon by the Parties from time to time.


      4.3 Meetings. During its term, each Joint Project Team shall meet at least once each calendar quarter, and more frequently as agreed by the Joint Project Team, on such dates, and at such places and times, as the Joint Project Team shall agree. Such meetings may be held in person, or the members of the Joint Project Team may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

      4.4 Decision-making. Each Joint Project Team shall operate by consensus, and each Party shall have collectively one (1) vote in all decisions. If, with respect to a matter that is subject to a Joint Project Team's decision-making authority, the Joint Project Team cannot reach consensus within fifteen (15) days after it has met and attempted to reach such consensus, the matter shall be referred on the sixteenth day to the JSC, which shall resolve such matter in accordance with Section 3.5.


      4.5 Term. Within thirty (30) days after the Effective Date, the Parties shall create one Joint Project Team for each of Field A, Field B and Field D. Unless otherwise determined by the JSC, the term of each Joint Project Team shall be from its creation through the time indicated below:


      Field A..............  The completion of Phase II clinical trials with respect to the first Product in Field A.

      Field B..............  The completion of Phase II clinical trials with respect to the first Product in Field B if Inspire does not exercise its Co-Development Option and, if Inspire does exercise its Co-Development Option, for as long as a Product in Field B is marketed and sold in the United States.

      Field C..............  The completion of joint responsibilities as determined by the JSC.

      Field D..............  The earlier of the first filing of an IND with respect to, or the first dosing of a patient
                             with, a Product in Field D.
      Field E..............  The completion of joint responsibilities as determined by the JSC.


5.  DEVELOPMENT AND JOINT DEVELOPMENT PROGRAMS.


      5.1 Scope of Development and Joint Development Programs. The Development Program begins at the Effective Date and includes the research and development activities of either or both of the Parties to, under this Agreement, develop Products from the Compounds. The Joint Development Program begins at the Effective Date and includes a subset of Development Program activities, which are those activities of the Parties pursuant to Section 5.2, Section 5.4 and, if Inspire exercises its Co-Development Option, Section 5.6, and such other activities under Sections 5.3 and 5.5 as necessary to implement the activities approved by the JSC in the Annual Development Plans. Each Joint Project Team, under the oversight of the Joint Steering Committee, shall manage the Joint Development Program in its area of responsibility. Annually, during each Joint Project Team's term as set forth in Section 4.5, each Joint Project Team shall prepare a report of the development and regulatory actions to be taken during the upcoming year with respect to the Field(s) in its area of responsibility under the Joint Development Program, which shall include a description of the goals and scope of such actions and the allocation of responsibilities to the respective Parties (each, an "Annual Development Plan"). Each Joint Project Team shall:

          (a) Commencing with the creation of the Joint Project Team, discuss and prepare an Annual Development Plan for the first year of the term of the Joint Development Program (or such other period as instructed by the JSC) and, not later than ninety (90) days thereafter, submit to the JSC for approval such Annual Development Plan for such period; and

          (b) not later than October 17 of each year during the term of the Joint Development Program, discuss and prepare the next year's Annual Development Plan and, at least thirty (30) days prior to each anniversary of the Effective Date during the term of the Joint Development Program, submit to the JSC for approval such Annual Development Plan.


      5.2 Genentech Responsibilities under the Joint Development Program. Subject to the funding obligations of the Parties set forth in Section 5.7, as part of the Joint Development Program, Genentech shall:

          (a) Review and approve the selection by the Joint Project Teams of development candidate Compounds, of development decision criteria, and of indications for which each Compound is developed.

          (b) Provide consulting services for Inspire regarding Phase IIa clinical trials for INS365 for application in Field A.

          (c) Conduct all Phase IIb clinical trials, and any related long-term toxicology studies, for INS365 for application in Field A as deemed necessary or desirable by Genentech to, in accordance with the Annual Development Plans, as applicable, meet the requirements of the Regulatory Authorities in Territory ABC for Registration.

          (d) Conduct formulation development of Products consistent with the Annual Development Plans.

          (e) Perform such other obligations with respect to the Joint Development Program and the Annual Development Plans as the JSC may assign from time to time.

      5.3 Genentech Responsibilities under the Development Program. Subject to the funding obligations of the Parties set forth in Section 5.7, as part of the Development Program, and pursuant to the Annual Development Plans under the Joint Development Program where applicable, Genentech shall:

          (a) Conduct all Phase IIb and Phase III clinical trials and long-term toxicology studies for INS365 to be developed for application in Field A as deemed necessary or desirable by Genentech to, in accordance with the Annual Development Plans, as applicable, meet the requirements of the Regulatory Authorities in Territory ABC for Registration.

          (b) Conduct all Phase III clinical trials and long-term toxicology studies for any Compounds approved by the JSC to be developed for application in Field B as deemed necessary or desirable by Genentech to, in accordance with the Annual Development Plans, as applicable, meet the requirements of the Regulatory Authorities in Territory ABC for Registration.

          (c) Conduct all clinical trials and post-IND pre-clinical studies for any Compounds selected by Genentech to be developed for application in Field D as deemed necessary or desirable by Genentech to, in accordance with the Annual Development Plans, as applicable, meet the requirements of the Regulatory Authorities in Territory DE for Registration.

          (d) Conduct all development of any other Compounds for any indications in the Fields as required by the Regulatory Authorities in the Territory for Registration.

          (e) Regularly review data on all Compounds.

          (f) Use commercially reasonable efforts to proceed with the development, Registration, marketing and sale in the relevant Territory of Products in the Fields, in accordance with the Development Program for such Products and the Compounds comprising such Products.

          (g) Use commercially reasonable efforts to prepare and file those regulatory filings deemed necessary or desirable by Genentech and for which Genentech is responsible with the appropriate Regulatory Authorities in the applicable Territory and obtain all Registrations that Genentech deems necessary or desirable to market and sell in such Territory Products in the Fields.

          (h) After the end of Phase II clinical trials with respect to any Compound, as between Genentech and Inspire, Genentech shall assume all responsibilities for the manufacture and supply of Bulk Materials of such Compound for its use and that of its Affiliates and Sublicensees for all clinical trials thereafter.

          (i) During the term of the Development Program, keep Inspire informed, through regular, periodic written reports, which shall be brief summaries, at least once in each calendar year, of all development progress being made by Genentech with respect to all Compounds, provided that such reports need not include any information with respect to any Compound(s) that are within the area of responsibility of an established Joint Project Team.

          (j) Genentech shall own all Registration Applications, Registrations and other regulatory filings and approvals (except INDs as provided in this Agreement) for the Products in the Territories. (k) Except as set forth in
Section 5.4(d), Genentech shall be responsible for preparing and filing regulatory filings for the Compounds as determined by the JSC up to and including Registration, and thereafter shall be responsible for maintaining such Registrations. All such filings shall be in Genentech's name.

      5.4 Inspire Responsibilities under the Joint Development Program. Subject to the funding obligations of the Parties set forth in Section 5.7, as part of the Joint Development Program, Inspire shall:

          (a) Conduct all Phase IIa clinical trials for INS365, in consultation with Genentech, for application in Field A pursuant to the applicable Annual Development Plans.

          (b) Conduct, in consultation with Genentech and in accordance with the applicable Annual Development Plans, all preclinical and clinical trials through the end of Phase II for the first Compound selected by Genentech for development in Field B.

          (c) Conduct all research and preclinical trials for one (1) Compound selected by Genentech for application in Field D through the filing of an IND in accordance with the applicable Annual Development Plans.

          (d) Prepare and file INDs for the first Compound selected by Genentech for development in each of Field B in Territory ABC and Field D in Territory DE and provide Genentech with all information necessary or desirable to cross-reference and/or assume responsibility for each of Inspire's INDs in the Fields.

      5.5 Inspire Responsibilities under the Development Program. As part of the Development Program, and pursuant to the Annual Development Plans under the Joint Development Program where applicable, Inspire shall:

          (a) Immediately after the Effective Date with respect to INS365 and INS37217, and at the time requested by the relevant Joint Project Team (or by Genentech if no such Joint Project Team exists), transfer to Genentech copies of all pre-clinical and clinical data and studies and information relevant to the Fields generated by or on behalf of Inspire (including primary and secondary pharmacology, toxicology, formulation, stability studies, and portable delivery device feasibility study results) relating to the development and commercialization of Compounds, provided, however, that Inspire shall not be required to transfer such information generated by a Strategic Partner (as defined below in Section 5.5(b)) that Inspire does not have the right to transfer.

          (b) Facilitate discussions between Inspire's other strategic partners and/or licensees with respect to any of the Compounds (collectively, "Strategic Partners") and Genentech for Genentech to obtain pre-clinical and clinical data, INDs, Registration Applications, Registrations and other regulatory filings, studies, information and materials relating to the development and commercialization of Compounds.

          (c) Supply Genentech and its designee(s), if any, with Genentech's requirements of all Bulk Materials to complete all pre-clinical and clinical trials until the completion of Phase II clinical trials of each Compound. Such Bulk Materials shall be supplied in accordance with the Specifications, in accordance with cGMP, and in accordance with quarterly forecasts therefor provided by Genentech at least ninety (90) days for INS365, and one hundred and fifty (150) days for all other Compounds, prior to the anticipated delivery date for each shipment thereof, provided, however, in the event that Genentech requires Bulk Materials in fewer than ninety (90) days for INS365, and one hundred and fifty (150) days for all other Compounds, Genentech shall notify Inspire of such need, which notice need not be in writing, and Inspire shall use all diligent efforts to meet Genentech's delivery request.

          (d) Provide the appropriate Joint Project Team (or provide Genentech if the term of such Joint Project Team has expired) with data and results from any discovery efforts Inspire may conduct from time to time with respect to each Future Generation Compound.

          (e) At all times during the term of this Agreement, keep Genentech informed, through regular, periodic written reports, which may be brief summaries, at least once in each calendar year, of all development progress being made by Inspire with respect to all Compounds, both in and outside the Fields.

          (f) In order to assist Genentech in the performance of its obligations under this Section 5.5, Inspire, to the extent its rights to do so are not limited by contractual obligations, shall provide Genentech or its designee(s) with complete copies (or copies of relevant portions) of, and shall grant Genentech or its designee(s), free of charge, the right to cross-reference any INDs, Registration Applications, Registrations or other regulatory filings made or held in any country outside the Fields and/or the relevant Territory for the Products. Inspire shall execute, acknowledge and deliver such further instruments, and shall do all such other acts, all as promptly as possible after Genentech's request therefor, that may be necessary or appropriate to effectuate such right in each such country.

      5.6 Option to Co-Fund Products in Field B. (a) Within ninety (90) days after the completion of Phase II clinical trials (including the receipt of all results therefrom) relating to the first Compound selected by Genentech for application in Field B, Inspire shall notify Genentech in writing if Inspire elects to exercise its Co-Development Option [CONFIDENTIAL TREATMENT REQUESTED]. In the event that Inspire makes such election, Inspire shall reimburse Genentech for [CONFIDENTIAL TREATMENT REQUESTED] as provided in the Financial Appendix; provided, however, that in the event [CONFIDENTIAL TREATMENT REQUESTED].



      5.7 Funding of Development Program.

          (a) Pursuant to the Financial Appendix, each of the Parties shall pay those Development Costs listed below its name in the following table:


--------------------------------------------------------------------------------------------------------
Field                       Inspire                                       Genentech
--------------------------------------------------------------------------------------------------------
Field A      Development Costs for INS365 through    Development Costs for INS365 beginning with the
             the completion of Phase IIa clinical    Phase IIb clinical trials for such Product, plus
             trials for such Product, as provided    any Phase IIa development costs in excess of
             in Section 5.7(b).                      [CONFIDENTIAL TREATMENT REQUESTED] pursuant to
                                                     Section 5.7(b).
--------------------------------------------------------------------------------------------------------
Field B      Development Costs through the           Development Costs for all Products beginning with
             completion of Phase II clinical         the Phase III clinical trials for the first
             trials for the first Product.  If       Product; provided, however, that if Inspire
             Inspire exercises its Co-Development    exercises its Co-Development Option, Genentech
             Option, Inspire shall also pay          shall pay[CONFIDENTIAL TREATMENT REQUESTED] for
             [CONFIDENTIAL TREATMENT REQUESTED]      the first Product beginning with Phase III
             for the first Product beginning with    clinical trials for that Product and [CONFIDENTIAL
             Phase III clinical trials for that      TREATMENT REQUESTED] for each subsequent Product;
             Product and [CONFIDENTIAL TREATMENT     and, provided further, Genentech shall pay
             REQUESTED]for each subsequent Product.  [CONFIDENTIAL TREATMENT REQUESTED] for all
                                                     Products.
--------------------------------------------------------------------------------------------------------
Field C      None.                                   All.
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Field D      Development Costs for one Product        Development Costs for all Products after the
             through the filing of the first IND      filing of the first IND for the first such Product.
             for the first such Product.
--------------------------------------------------------------------------------------------------------
Field E      None.                                    All.
--------------------------------------------------------------------------------------------------------

          (b) Pursuant to the Financial Appendix, Inspire shall apply [CONFIDENTIAL TREATMENT REQUIRED] in proceeds from the issuance and sale to Genentech of Inspire's Series G Preferred Stock as provided in Section 7.1(a) as follows:

               (i) Inspire shall pay [CONFIDENTIAL TREATMENT REQUESTED] including but not limited to Phase IIa clinical trials for the first Product in Field A. [CONFIDENTIAL TREATMENT REQUESTED].

               (ii) After the completion of the first Phase IIa clinical trials in Field A, Inspire shall apply any portion of the [CONFIDENTIAL TREATMENT REQUESTED] not yet invoiced and paid or spent on internal Inspire resources pursuant to Section 5.7(b)(i) toward additional development costs in the Fields as determined by the JSC.

               (iii) Any amounts payable to Genentech under this Section 5.7(b) shall be paid by Inspire to Genentech within forty-five (45) days after Inspire receives an invoice therefor from Genentech.

          (c) Pursuant to the Financial Appendix, Genentech shall pay [CONFIDENTIAL TREATMENT REQUESTED] for the manufacture and supply of Bulk Materials for development programs that are funded by Genentech pursuant to
Section 5.7(a) through the end of Phase II. Inspire shall be entitled to invoice Genentech therefor following shipment of such Bulk Materials from time to time. Payment shall be made by Genentech as provided in the Financial Appendix.

      5.8 Conduct of Development Program. The Parties, acting in accordance with this Section 5 and the relevant Annual Development Plans, when applicable, shall use commercially reasonable efforts to develop the Products in the Fields. Genentech, acting in accordance with this Section 5 and the relevant Annual Development Plans, when applicable, shall use commercially reasonable efforts to obtain Registrations that Genentech deems necessary to market and sell the Products in the applicable Territory. Without limiting the generality of the foregoing, during the term of the Development Program, each Party shall:

          (a) cooperate with the other Party to implement the Annual Development Plans, and such other activities that, from time to time, the JSC decides are necessary for the commercial success of the Joint Development Program;

          (b) use commercially reasonable efforts to perform the work set out for such Party to perform in the Annual Development Plans;

          (c) conduct the Development Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable cGMP, good laboratory practice and current good clinical practice to attempt to achieve the objectives of the Development Program efficiently and expeditiously;

          (d) maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Joint Development Program in the form required under all applicable laws and regulations. The other Party shall have the right, during normal business hours and upon reasonable prior written notice, to inspect and copy all such records at its own expense, so long as doing so is not unreasonably disruptive. The other Party shall maintain such records and information contained therein in confidence in accordance with Section 10 and shall not use such records or information except to the extent otherwise permitted by this Agreement; and

          (e) allow representatives of the other Party, upon reasonable prior written notice and during normal business hours, to visit such Party's facilities where the Joint Development Program is being conducted, and consult, during such visits and by telephone, with such Party's personnel performing work on the Joint Development Program, so long as such visits and consultations are not unreasonably disruptive. The other Party shall maintain any information received (whether by observation or otherwise) during such visit in confidence in accordance with Section 10 and shall not use such information except to the extent otherwise permitted by this Agreement.

      5.9 Liability. Each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions, during the term of the Development Program, of such Party or its Affiliates, and their respective directors, officers, employees and agents.

      6. GRANT OF RIGHTS; COMMERCIALIZATION; MARKETING.

      6.1 License Grant to Genentech.

          (a) Subject to the terms and conditions of this Agreement, Inspire hereby grants to Genentech during the term of this Agreement an exclusive (even as to Inspire except as expressly set forth in Section 6.1(b)) license, with the right to grant sublicenses, under the Licensed Technology to develop, make, have made, use, market, sell, have sold, offer to sell, import, distribute and otherwise exploit Products in the Fields throughout the relevant Territory.

          (b) Inspire shall retain the right to practice or use the Licensed Technology itself solely as necessary to (i) perform its research and development obligations under the Joint Development Program and (ii) to co-promote certain Products in Field B in Territory ABC, as expressly described in Section 6.5(b), if Inspire exercises its Co-Promotion Option.

      6.2 License Grant to Inspire.

          (a) Subject to the terms and conditions of this Agreement, Genentech hereby grants to Inspire during the term of the Joint Development Program a non-exclusive, non-transferable, paid-up license, with no right to grant sublicenses, under Genentech's rights in any Inventions solely to perform its research and development obligations under the Joint Development Program in the Fields in the relevant Territory.

          (b) Notwithstanding anything else in this Agreement, no license is granted by Genentech under its rights in any patents or know-how whatsoever for any activities by Inspire that are outside the Fields or outside the applicable Territory or outside the scope of Inspire's responsibilities under the Joint Development Program and, if Inspire has exercised its Co-Promotion Option, Inspire's co-promotion rights as expressly described in Section 6.5(b).

      6.3 Sublicensing.

          (a) Genentech shall have the right to grant sublicenses of the license granted to Genentech under Section 6.1 for any purposes.

          (b) Inspire shall have the right to grant sublicenses of the license granted to it under Section 6.2 only to the extent necessary as approved in writing in advance by Genentech.

          (c) Each of Genentech and Inspire agrees that if either of them sublicenses any rights hereunder to a Third Party, and if at any time either of them conducts or engages a certified public accountant or other person (an "Auditor") to conduct an audit or other examination of the books and records of any such Sublicensee in order to determine the correctness of any royalty payments made pursuant to such sublicense, then it will instruct such Auditor to, as soon as reasonably practicable after the conclusion of such audit or other examination, prepare and provide to the other Party (at such other Party's expense) a brief, summary report of the results thereof; provided, however, that such Auditor, in its summary report or otherwise, shall not disclose to the other Party any information, including but not limited to the royalty percentage payable under such sublicense and any other financial terms of such sublicense, except that such Auditor may disclose to the other Party the fact of a deficiency in royalty payments, and the degree thereof, including the dollar amount. Except as provided under this Section 6.3(c), each Party agrees that nothing in the terms of this Agreement entitles it to review or receive a copy of any sublicense agreement that sublicenses rights hereunder.

          (d) In addition, each of Genentech and Inspire agree that neither of them will sublicense to any Third Party any rights covered by this Agreement except pursuant to a sublicense agreement that includes provisions substantially similar, taking into account the facts and circumstances of the particular sublicense, as those set forth on Exhibit F hereto.
                                  ---------

          (e) Each Party agrees to make the other Party a third-party beneficiary of each sublicense agreement regarding any rights covered by this Agreement; provided, however, that the Party shall be a third-party beneficiary only with respect to those provisions enumerated on Exhibit F.
                                                    ---------

          (f) Sections 6.3(c), 6.3(d) and 6.3(e) shall not apply to any sublicenses by Genentech to Roche.

      6.4 Strategic Partners of Inspire.

          (a) Inspire hereby covenants and agrees that each of its future Strategic Partners, upon becoming a Strategic Partner, shall be bound by an agreement with Inspire, enforceable in accordance with its terms, that includes provisions substantially similar, taking into account the facts and circumstances of the particular transaction, as Sections 6.8 (Adverse Reaction Reporting) and 10 (Publication; Confidentiality). In addition, Inspire hereby covenants and agrees that it shall not amend or modify any of its agreements existing as of the Effective Date with any Strategic Partner with respect to adverse reaction reporting, publication or confidentiality without Genentech's prior written consent.

          (b) Inspire agrees to make Genentech a third-party beneficiary of its agreements with future Strategic Partners and will use its diligent efforts to make Genentech a third-party beneficiary of all of its agreements with Strategic Partners existing as of the Effective Date; provided, however, that Genentech shall be a third-party beneficiary only with respect to those provisions enumerated above in Section 6.4(a).

      6.5 Commercialization Obligations, Rights.

          (a) Genentech shall use commercially reasonable efforts to develop Products, obtain Registrations as deemed necessary by Genentech to market and sell Products in the Fields in the relevant Territory, and market and sell the Products in the relevant Territory. Except as provided in Section 6.5(b), Genentech, either itself and/or by and through its Affiliates and Sublicensees, shall be responsible for, and shall have the exclusive right to engage in, all marketing, advertising, promotional, launch and sales activities in connection with such efforts. All Products shall be marketed and sold in the relevant Territory under trademarks, trade names and logos, if any, selected and solely owned by Genentech.

          (b) In the event that Inspire exercises its Co-Development Option, Inspire shall have the right, at its election and at its sole expense (which expense shall not be included in the calculation of Operating Profit or Loss), to exercise its Co-Promotion Option to co-promote Products in Field B throughout the United States with [CONFIDENTIAL TREATMENT REQUESTED]. Genentech shall have sole discretion to determine the size, structure and configuration of the sales force that will be responsible for such Products, and the roles and assignments of Inspire's sales representatives within such sales force. In order to exercise its Co-Promotion Option, Inspire must give Genentech written notice of such exercise before Genentech initiates pre-launch activities for the first Product in Field B.

      6.6 Right of First Offer. The Parties recognize that Inspire may conduct research from time to time resulting in the discovery that certain Compounds demonstrate utility outside the Fields ("Additional Applications"). Inspire shall provide a written report of any such Additional Application to the JSC from time to time, but at least once each calendar year; provided, however, that such report for any particular Additional Application shall in any event be provided to the JSC prior to the commencement of the first Phase II clinical trial with respect to such Additional Application. Such report may be a brief or detailed summary, at Inspire's election, but in any event such report shall not fail to include all material facts necessary for the JSC to make each determination set forth in the following sentence. The JSC shall review each such report and determine, within sixty (60) days after its receipt of such report, whether (i) any such Additional Application could lead to development of a product comprised of a Compound as an active ingredient (an "Additional Product"), and (ii) there could be a reasonable risk of off-label usage of such Additional Product in the Fields in which Genentech is developing, or has developed, a Product ("Cannibalization"). If the JSC determines in good faith that such Additional Application could lead to an Additional Product and that there is a reasonable risk of Cannibalization, then Genentech shall have a right of first offer to obtain the exclusive rights and license to such Additional Application, as follows:

          (a) At such time as Inspire is interested in developing and/or commercializing any such Additional Application for such Compounds (whether itself or by granting a license or other rights to a Third Party), but in no event later than the completion of Phase II clinical trials with respect to any such Additional Application, Inspire shall give written notice thereof to Genentech, together with any and all additional relevant information and data regarding such Additional Application that Inspire has in its possession or control. Genentech shall have forty-five (45) days after receipt of such written notice and all such information and data to decide whether or not it is interested in obtaining an exclusive license from Inspire for any such Additional Application.

          (b) If Genentech notifies Inspire in writing within such forty-five
(45)-day period that it is interested in obtaining such exclusive license, Inspire shall promptly provide Genentech with written notice of its proposed material terms and conditions of such exclusive license ("Proposed Terms"). The Proposed Terms shall include all material terms and conditions of such exclusive license, including, without limitation, the scope of the proposed license and the financial terms. The Parties shall promptly commence good faith negotiations, for a period of up to one hundred twenty (120) days after Genentech receives such Proposed Terms from Inspire, in an effort to reach mutually acceptable material terms and conditions for such exclusive license, which material terms and conditions shall be set forth in a written letter of intent ("Letter of Intent"). During such one hundred twenty (120)-day period, Inspire shall not negotiate or discuss with any Third Party, or make any Third Party aware of, the existence or availability of such Additional Application.

          (c) If, despite each Party's good faith efforts, Inspire and Genentech are not able to agree on such material terms and conditions and do not execute a Letter of Intent within such one hundred twenty (120)-day period, Inspire may enter into negotiations with any Third Party regarding any such Additional Application, provided, however, that (i) Inspire shall have a period of two hundred and seventy (270) days, commencing at the end of the such one hundered twenty (120)-day period, to negotiate the material terms and conditions of such excluisve license with any such Third Party and enter into a binding letter of intent containing such material terms and conditions signed by Inpsire and such Third Party ("Third Party Letter of Intent"), (ii) if a Third Party Letter of Intent is entered into by Inspire and such Third Party within such two hundred and seventy (270) day period, Inspire and such Third Party shall have a period of three hundred sixty- five (365) days, commencing at the end the 120-day period and inclusive of the 270-day period, within which to complete and enter into a definitive agreement for such exclusive license signed by Inspire and such Third Party ("Third Party Agreement"), and (iii) the terms and conditions of any Third Party Term Sheet and/or Third Party Agreement shall be no more favorable to such Third Party than the terms and conditions of such exclusive license for the same Additional Application that were last offered by Genentech to Inspire in writing, and declined by Inspire, under this Section 6.6.

          (d) If Inspire has not entered into a Third Party Letter of Intent within the two hundred seventy (270)-day period set forth in Section 6.6(c) or has not entered into a Third Party Agreement within the three hundred sixty-five
(365)-day period set forth in Section 6.6(c), then Inspire shall promptly give written notice thereof to Genentech, together with any and all additional relevant information and data regarding such Additional Application that Inspire has in its possession or control that Inspire did not previously provide to Genentech, and the Parties shall enter into a subsequent round of good faith negotiations with respect to such Additional Application on a non-exclusive basis, provided, however, that Inspire shall not enter into any term sheet, letter of intent, definitive agreement or other commitment with any Third Party for such Additional Application on terms and conditions more favorable to such Third Party than the terms and conditions for such Additional Application last offered by Genentech to Inspire in writing and declined by Inspire.

          (e) Inspire acknowledges and agrees that, notwithstanding any confidentiality obligations Inspire may have to such Third Party, any Third Party Letter of Intent, Third Party Agreement or other commitment with such Third Party regarding any such Additional Application will be subject to the audit provisions set forth as follows to enable Genentech to verify Inspire's compliance with this Section 6.6. At the request and expense of Genentech, Inspire shall permit legal counsel or an independent, certified public accountant appointed by Genentech and reasonably acceptable to Inspire, at reasonable times and upon reasonable written notice, to examine such records as may be necessary to verify Inspire's compliance with this Section 6.6; provided, however, that such an examination shall not be permitted more than once with respect to any particular Third Party Letter of Intent or Third Party Agreement. Inspire shall reimburse Genentech for the reasonable cost of such examination if such legal counsel or accountant determines that Inspire has not complied with this Section 6.6. Said legal counsel or accountant shall not disclose to Genentech any information other than the fact of such compliance (or the lack thereof) and the material discrepancies in the case of noncompliance.

      6.7 Future Generation Compounds. Inspire shall not develop internally or license any rights to any Third Party for any Future Generation Compound for use in the Fields within the relevant Territory during the term of this Agreement.

          (a) At Genentech's request, Inspire will provide to Genentech documentation, to Genentech's reasonable satisfaction, regarding Inspire's discovery and development costs (including allocable overhead) calculated in good faith by Inspire using its best efforts to estimate the actual resources required [CONFIDENTIAL TREATMENT REQUESTED] for any Future Generation Compound.

          (b) Genentech agrees that it shall not exercise the license rights granted by Inspire to Genentech under Section 6.1 with respect to any Future Generation Compound unless and until such time that Genentech reimburses Inspire for such discovery and development costs in an amount mutually agreed upon by both Parties in writing after conferring with each other in good faith and reviewing the relevant discovery and development cost documentation provided by Inspire, such agreement not to be unreasonably withheld or delayed by either Party.

      6.8 Adverse Reaction Reporting.

          (a) Each Party responsible for clinical trials shall, with respect to such trials, record, evaluate, summarize and review all adverse drug experiences associated with the Compounds and the Products. In addition, supplemental information must be provided regarding Compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending upon the severity of the experience. Consequently, each Party agrees to:

               (i) in a timely manner, provide to the other Party for initial and/or periodic submission to government agencies significant information on the drug from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with each Compounds;

               (ii) in connection with investigational drugs, promptly report to the other Party the receipt of a report of any unexpected serious adverse experience with the drug, if required for either Party to comply with regulatory requirements; and

               (iii) in connection with marketed drugs, promptly report to the other Party any serious adverse experience with the drug that is unexpected.

          (b) For purposes of this Agreement, "serious adverse drug experience" means any adverse drug experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a serious adverse drug experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. An unexpected adverse drug experience is one that is not listed in the current labeling for the drug product. This includes events that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differ from the event because of greater severity or specificity.

          (c) Each Party shall promptly report to the other Party the information set forth above affecting any of the Compounds or any of the Products in any country, whether or not in the applicable Territory.

          (d) Each Party agrees that it if contracts with a Third Party, including but not limited to any Strategic Partner of Inspire, for research to be performed by such Third Party on the drug, that Party agrees to require such Third Party to report to the contracting Party the information set forth above.

          (e) The details of adverse reaction reporting during development stage and thereafter, including all Strategic Partners of Inspire, shall be stipulated in separate agreements to be entered into by the Parties, and such Strategic Partners as appropriate, in due course.

          (f) Any information required pursuant to this Section 6.8 shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

               (i)  In the case of Inspire, to:

                    Inspire Pharmaceuticals, Inc.
                    4222 Emperor Boulevard, Suite 470
                    Durham, North Carolina  27703
                    Attention: Regulatory Affairs
                    Facsimile No.: (919) 941-9798
                    Telephone No.: (919) 941-9777

               (ii) In the case of Genentech, to:

                    Genentech Inc.
                    1 DNA Way
                    South San Francisco, California  94080
                    Attention: Jim Nickas, Drug Safety Department Facsimile No.: (650) 225-4683
                    Telephone No.:  (650) 225-5591

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) business day after such notice or request was deposited with the U.S. Postal Service.

          6.9 Discussions Regarding Genentech Improvements. If Inspire provides written notice to Genentech that Inspire is interested in licensing from Genentech any unpatented know-how that embodies or relates to, or any patents or patent applications that embody or relate to, Inventions that are owned or controlled by Genentech or its Affiliates ("Genentech Improvements"), which written notice includes a summary of the terms and conditions (including royalty payments and/or other financial terms) pursuant to which Inspire would be interested in obtaining such a license, then Genentech agrees to enter into good faith discussions with Inspire regarding Inspire's interest; provided, however, that notwithstanding the foregoing, nothing in this Section 6.9 shall (i) in any way obligate Genentech to enter into any license or other agreement with Inspire, (ii) at any time prevent Genentech from negotiating with, or entering into any license or other agreement with, any Third Party regarding any or all Genentech Improvements, or (iii) in any way obligate Genentech to disclose to Inspire the existence of any discussions or negotiations between Genentech and any Third Party or the substance thereof.

7.  FEES, MILESTONES AND ROYALTIES.

      7.1 Up-front Payments.

           (a) As partial consideration to Inspire for the license and other rights granted to Genentech under this Agreement, pursuant to the Stock Purchase Agreement and simultaneously with the execution of this Agreement, Genentech is purchasing one million (1,000,000) shares of Series G Preferred Stock for $10.00 per share, or an aggregate purchase price of $10,000,000, and Inspire shall apply [CONFIDENTIAL TREATMENT REQUESTED] of such proceeds as set forth in
Section 5.7(b).

           (b) Pursuant to the Stock Purchase Agreement, Genentech will also purchase Warrants as provided in the Stock Purchase Agreement.

           (c) Genentech shall pay a non-refundable, non-creditable up-front payment of $5,000,000 to Inspire upon the execution of this Agreement by both Parties as reimbursement for prior amounts expensed by Inspire for certain development efforts with respect to the Compounds.


      7.2 Milestone Payments. As further consideration to Inspire for the license and other rights granted to Genentech under this Agreement, and subject to Section 7.2(e), Genentech shall, upon the first occurrence of each event set forth below with respect to the first Product in the specified Field, (i) pay to Inspire the following milestone payments or (ii) within three (3) business days after the date of the milestone event, with respect to those items in this
Section 7.2 marked with an asterisk (*), purchase from Inspire, and Inspire shall issue and sell to Genentech equity of Inspire as provided in the Stock Purchase Agreement:

          (a) With respect to Field A:
              ------------------------


          Milestone Event                                      Milestone Payment
          ---------------                                      -----------------

          [CONFIDENTIAL TREATMENT REQUESTED]

         (b)  With respect to Field B:
              -----------------------

       Milestone Event                                         Milestone Payment
       ---------------                                         -----------------


       [CONFIDENTIAL TREATMENT REQUESTED]



         (c)  With respect to Field D:
              -----------------------


       Milestone Event                                         Milestone Payment
       ---------------                                         -----------------

       [CONFIDENTIAL TREATMENT REQUESTED]



          (d) With respect to Future Generation Compounds, if Genentech decides to undertake the development of a Product that is a Future Generation Compound, and if Genentech has not yet contributed to the funding of Inspire's discovery efforts for generating such Future Generation Compound either through a separate research agreement agreed upon by both Parties or by retroactively reimbursing Inspire for its fully-allocated discovery costs relating to such

Future Generation Compound, then at the time Genentech begins the development of such Product, it shall make such reimbursement. Such reimbursement shall be made only once, regardless of how many indications such Product may be suited for. Notwithstanding this Section 7.2(d), all other milestone payments required by Sections 7.2(a), 7.2(b) and 7.2(c) shall remain payable as provided in such sections. Such reimbursement shall be made in accordance with the Financial Appendix.

          (e) In the event that Genentech's development of a Product in a particular Field (an "Original Product") terminates and, at or after the time of such termination, Genentech is engaged, or subsequently becomes engaged in clinical development of any other Product in such Field (a "Replacement Product"), then Genentech shall be entitled to a credit against milestone payments due pursuant to Section 7.2 with respect to the Replacement Product in the amount equal to all milestone payments actually paid by Genentech to Inspire with respect to the Original Product.

      7.3 Royalties.

          (a) Subject to Sections 7.4 and 7.5, Genentech shall pay Inspire a royalty for each Product in the Fields equal to [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales on a country-by-country basis, of all Products, the manufacture, use, sale, offer for sale or importation of which would, but for this Agreement, constitute an infringement of a Licensed Claim.

          (b) Genentech may offset royalties paid to any Third Party for any Products under any Third Party Licenses against the royalties due to Inspire on such Product in such country; provided that such royalties to Inspire shall not be reduced to less than [CONFIDENTIAL TREATMENT REQUESTED]. This Section 7.3(b) shall not apply to any Third Party Licenses for delivery technology to be used in any Product.

      7.4 Obligation to Pay Royalties.

          (a) The obligation to pay royalties to Inspire under this Section 7 is imposed only once with respect to the same unit of Product regardless of the number of Patents pertaining thereto. There shall be no obligation to pay royalties to Inspire under this Section 7 on sales of Products between Genentech and its Affiliates or Sublicensees, but only in such instances the obligation to pay royalties shall arise upon the sale by Genentech or its Affiliates or Sublicensees to unrelated Third Parties. Payments due under this Section 7 shall be deemed to accrue when Products are billed.

          (b) The obligation to pay royalties to Inspire under this Section 7 with respect to any Licensed Claim of a patent application within the Patents shall be as follows. Genentech shall pay royalties to Inspire as set forth in this Section 7 only on the first patent application filed by Inspire in a country within the Territory covering a Compound in the Fields ("First- Filed Patent Application") for a period of three (3) years. After such three (3) year period, Genentech shall have no obligation to pay any royalties under this Agreement with respect to such First-Filed Patent Application unless and until such time that a patent is actually issued on such First-Filed Patent Application. In the event such a patent is actually issued on such First-Filed Patent Application, Genentech's obligation to pay royalties under this Section 7 shall resume as of the date of issuance of such patent. Genentech shall have no obligation to pay any royalties under this Agreement for any Licensed Claim of any patent application filed subsequent to a First-Filed Patent Application in the same country covering the same Compound in the Fields as such First-Filed Patent Application; provided, however, that the foregoing shall not limit Genentech's obligation to pay royalties under this Agreement for a Licensed Claim of an issued Patent as provided in this Agreement.

          (c) With respect to each Product, in the event that Genentech, any of its Affiliates or any Sublicensee shall fail to enjoy de facto exclusivity for sales of such Product in any country in the applicable Territory for any calendar quarter, the royalty rates otherwise applicable to sales of such Product in such country with respect to a patent application within the Patents, shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED]. Genentech, any of its Affiliates or any Sublicensee shall be deemed to have failed to enjoy de facto exclusivity with respect to a Product if:

                       [CONFIDENTIAL TREATMENT REQUESTED]

          (d) For purposes of Section 7.4(c), a product will be deemed to "Compete," be "Competing" or be "Competitive" with a Product if its primary use is to treat the same patient population for a given disease and that is a [CONFIDENTIAL TREATMENT REQUESTED] P2Y2 Agonist.

      7.5 Sharing of U.S. Operating Profit or Loss. In the event that Inspire elects to co-fund the U.S. Development Costs pursuant to Section 5.6, in lieu of receiving the royalties provided in Section 7.3 on Net Sales of Products in Field B in the United States, Inspire and Genentech shall share, in accordance with the Financial Appendix, the U.S. Operating Profit or Loss associated with commercial sales of such Products in the United States.

8. PAYMENTS AND REPORTS.

      8.1 Payments. Payments between the Parties shall be made in accordance with the Financial Appendix.

      8.2 Mode of Payment. Each Party shall make all payments required under this Agreement in U.S. dollars, via wire transfer of immediately available funds as directed by the other Party from time to time, net of any out-of-pocket transfer costs or fees, in accordance with the Financial Appendix.

      8.3 Records Retention. Genentech and Inspire, if it exercises its Co-Development Option, shall keep complete and accurate records pertaining to the development or the sale of Products and, if relevant to the calculation of U.S. Operating Profit or Loss, for a period of three (3) calendar years after the year in which such sales or costs occurred, and in sufficient detail to permit the other Party to confirm the accuracy of the aggregate royalty and/or U.S. Operating Profit or Loss calculations hereunder.

      8.4 Audits.

          (a) At the request and expense of either Party ("Auditing Party"), the other Party ("Audited Party") shall permit an independent, certified public accountant appointed by the Auditing Party and reasonably acceptable to the Audited Party, at reasonable times and upon reasonable written notice, to examine such records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; (ii) obtain information as to the aggregate U.S. Operating Profit or Loss and/or royalties payable for any calendar quarter in the case of either Party's failure to report or pay pursuant to this Agreement; or (iii) determine the correctness of the application of the proceeds under Section 5.7(b); provided, however, that such accountant shall sign a confidentiality agreement in a form reasonably satisfactory to the Audited Party, and, provided further, that such examination shall not be permitted more than once in any twelve (12)-month period. Said accountant shall not disclose to the Auditing Party or any other person any information, except that such accountant may disclose to the Auditing Party the fact of a deficiency, the lack of a deficiency or any overpayment, and the degree thereof, including the dollar amount. All results of any such examination shall be made available to the Audited Party.

          (b) In the event that any audit reveals a deficiency in the amount that should have been paid by Genentech to Inspire, then Genentech shall pay the underpaid amount to Inspire within forty-five (45) days after Inspire makes a demand therefor, plus interest thereon if such deficiency is in excess of the greater of $100,000 or five percent (5%) of the amount that actually should have been paid by Genentech. Such interest shall be calculated from the date such underpaid amount was due until the date such underpaid amount is actually paid, at the rate of one percent (1%) over the prime rate of interest reported in The Wall Street Journal for the date such amount was due. In addition, if such underpaid amount is in excess of the greater of $100,000 or five percent (5%) of the amount that actually should have been paid by Genentech, then Genentech shall reimburse Inspire for the reasonable cost of such audit. In the event of an overpayment, such amounts shall be deducted from Inspire's royalties. If such overpaid amounts have not been settled by such royalty deductions three (3) years from the date originally overpaid, Genentech shall invoice Inspire for such amounts.

          8.5 Taxes. In the event that Genentech is required to withhold any tax to the tax or revenue authorities in any country in the Territories regarding any payment to Inspire due to the laws of such country, such amount shall be deducted from the payment to be made by Genentech, and Genentech shall notify Inspire in writing and promptly furnish Inspire with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the United States Internal Revenue Service related to any application by Inspire for foreign tax credit for such payment. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

      8.6 Bartering Prohibited. Without the prior written consent of Inspire, Genentech and its Affiliates and Sublicensees shall not accept or solicit any bartered goods or services for the sale of the Products.

      9. OWNERSHIP; PATENTS.

      9.1 Ownership.

          (a) Subject to the license granted to Genentech pursuant to Section 6.1, Inspire shall retain all right, title and interest in and to all Patents and Know-how that exist as of the Effective Date, regardless of which Party may prepare or prosecute the patent applications associated therewith, or maintain the patents or other intellectual property rights related thereto.

          (b) Subject to the license granted to Inspire pursuant to Section 6.2, Genentech shall retain all right, title and interest in and to all patent applications, patents, inventions, improvements, discoveries, claims, ideas, formulae, processes, trade secrets, technologies and know-how, whether or not patentable, that are owned or controlled by Genentech as of the Effective Date, regardless of which Party may prepare or prosecute the patent applications associated therewith, or maintain the patents or other intellectual property rights related thereto.

          (c) Inventions made solely by employees or contractors of Inspire, or acquired solely by Inspire, shall be owned solely by Inspire. Inventions made solely by employees or contractors of Genentech, or acquired solely by Genentech, shall be owned solely by Genentech. Inventions made jointly by employees or contractors of Inspire and by employees or contractors of Genentech shall be owned jointly by Inspire and Genentech. All of Inspire's interest in and to such joint Inventions shall be deemed Licensed Technology and shall be subject to the terms and conditions of this Agreement.

          (d) Inspire shall not own any right, title or interest in any trademark, trade name or logo selected by Genentech or the JSC for or in connection with any Product or component part thereof.

      9.2 Patent Prosecution and Maintenance.

          (a) Inspire shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to the Licensed Technology (including the Patents) throughout the Territory. Inspire shall pay all costs and expenses of filing, prosecuting and maintaining such patent applications and patents relating to Licensed Technology.

          (b) Each Party agrees promptly to provide to the other Party with a complete written disclosure of any Invention made by such Party. Inspire shall determine whether any Invention owned solely by Inspire or owned jointly by Inspire and Genentech is patentable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention. Genentech shall determine whether any Invention owned solely by Genentech is patentable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention.

          (c) Inspire shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to Inventions that are owned solely by Inspire or owned jointly by Inspire and Genentech, throughout the Territory.

          (d) Inspire shall select Howry & Simon or such other qualified independent patent counsel reasonably acceptable to Genentech to prepare and file and prosecute all patent applications pursuant to Sections 9.2(a) and 9.2(c). Inspire shall promptly provide copies to Genentech of any filings made to, and any written communications received from, any patent office relating, in whole or in part, to such patent applications or patents granted thereon reasonably in advance of the relevant proposed filing or response date. Inspire and the independent patent counsel shall give reasonable consideration to any comments that may be made by Genentech reasonably in advance of the relevant proposed filing or response date relating to the filing and prosecution of such patent applications or the maintenance of patents granted thereon.

          (e) Inspire shall pay all costs and expenses of filing, prosecuting and maintaining patent applications and patents relating to Inventions that are owned solely by Inspire.

          (f) Inspire and Genentech shall together determine whether any Invention jointly owned by Inspire and Genentech is patentable. Inspire and Genentech shall share equally all costs and expenses of preparing, filing, prosecuting and maintaining patent applications and patents relating to Inventions that are owned jointly by Genentech and Inspire. If either Party elects not to pay for: (i) the filing of a patent application in any country in the Territory on any Invention that the other Party reasonably believes is patentable, or (ii) the further prosecution or maintenance of any patent application or patent on any Invention in any country in the Territory, or (iii) the filing of any divisional or continuing patent application (based on a prior patent application or patent) on an Invention in any country in the Territory, such Party shall notify the other Party in writing in a timely manner and the other Party may do so at its own expense. In the event that the other Party elects to proceed with any such filing or further prosecution or maintenance, the Party electing not to pay shall assign its rights in and to such patent or patent application in such country to the other Party, and all of such assigning Party's rights in such patent or patent application in such country shall cease. In the case where Genentech is the assigning Party, the license granted to Genentech under Section 6.1 with respect to such assigned patent or patent application (and any associated sublicense(s)) shall terminate. In the case where Inspire is the assigning Party, the license granted to Inspire under
Section 6.2 with respect to such assigned patent or patent application (and any associated sublicense(s)) shall terminate.

          (g) Genentech shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to Inventions that are owned solely by Genentech, throughout the Territory.

          (h) Genentech shall pay all costs and expenses of filing, prosecuting and maintaining patent applications and patents relating to Inventions that are owned solely by Genentech.

          (i) Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents.

      9.3 Patent Enforcement.

          (a) If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (an "infringement") by a Third Party with respect to any Licensed Technology within the Territory, such Party shall promptly notify the other Party in writing and shall promptly provide such other Party with available evidence of such infringement. In addition, Inspire shall promptly notify Genentech in writing when Inspire becomes aware of any infringement action involving any Product in any country outside the Territory.

          (b) Genentech shall have the first right, but not the duty, to institute patent infringement actions against Third Parties based on any Licensed Technology in the Territory. If Genentech does not secure actual cessation of such infringement or institute an infringement proceeding against an offending Third Party within one hundred eighty (180) days of learning of such infringement, Inspire shall have the right, but not the duty, to institute such an action with respect to any infringement by such Third Party. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions. Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, [CONFIDENTIAL TREATMENT REQUESTED].

      9.4 Infringement Action by Third Parties. In the event of the institution or threatened institution of any suit by a Third Party against Genentech for patent infringement involving the sale, distribution or marketing of any Products in the Territory where such infringement claim is a result of the use of the Licensed Technology, Genentech shall promptly notify Inspire in writing of such suit. Unless otherwise covered by Section 11.2(c), Genentech shall have the right to defend such suit at its own expense, and Inspire hereby agrees to assist and cooperate with Genentech, at Inspire's own expense, to the extent necessary in the defense of such suit. During the pendency of such action and thereafter, Genentech shall continue to make all payments due under this Agreement. If Genentech finally prevails and receives an award from such Third Party as a result of such action (whether by way of judgment, award, decree, settlement or otherwise), such award [CONFIDENTIAL TREATMENT REQUESTED]

10. PUBLICATION; CONFIDENTIALITY.

      10.1 Notification and Review with Respect to Inspire and Genentech.

          (a) Both Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, both Parties also recognize the importance of acquiring patent protection. Consequently, any proposed publication, by either Party (including its Affiliates), that includes information related to the Compounds or Products, or which otherwise includes proprietary information of the other Party or Confidential Information, shall comply with this Section 10. At least forty-five
(45) days before a manuscript is to be submitted to a publisher, the publishing Party shall provide the nonpublishing Party with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it shall provide the nonpublishing Party with a summary of such presentation at least fifteen (15) business days before such oral presentation and, if an abstract is to be published, three (3) business days before such abstract is to be submitted. Any oral presentation, including any question period, shall not include any Confidential Information unless both Parties otherwise mutually agree in writing in advance of such oral presentation.

          (b) The nonpublishing Party shall review the manuscript, abstract, text or any other material provided under Section 10.1(a) to determine whether patentable subject matter is or may be disclosed. The nonpublishing Party shall notify the publishing Party in writing within thirty (30) days (or two (2) business days in the case of abstracts) of receipt of the proposed publication if it, in good faith, determines that patentable subject matter is or may be disclosed, or if the Joint Project Team, in good faith, believes Confidential Information (as defined in Section 10.3) is or may be disclosed. To the extent solely determined by the JSC, after consulting with the nonpublishing Party, that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed one hundred twenty (120) days from the nonpublishing Party's receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the one hundred twenty
(120)-day period, the nonpublishing Party will discuss with the publishing Party the need for obtaining an extension of the publication delay beyond the one hundred twenty (120)-day period. If the nonpublishing Party determines in good faith that Confidential Information or proprietary information is or may be disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

          (c) In the case where Genentech is the nonpublishing Party, any failure by Genentech to prevent the publication by Inspire of any Confidential Information shall not relieve Inspire of its obligations under Section 9.2.

          (d) Except as expressly provided in this Section 10, each Party agrees not to make any public announcement or disclosure (including, without limitation, any press release, summary or Q&A) of the terms of this Agreement, the Stock Purchase Agreement or the documents ancillary thereto, or the identity or potential applications of any Compound, without first obtaining the written approval of the other Party and agreement upon the nature and text of such public announcement or disclosure. On and after the Effective Date, either Party may issue a press release, the content of which will be agreed upon in advance by the Parties, with respect to the execution of this Agreement, the Stock Purchase Agreement and the documents ancillary thereto. The Party desiring to make any such public announcement shall provide the other Party with a copy of the proposed announcement for review and comment in reasonably sufficient time prior to public release.

          (e) Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement, the Stock Purchase Agreement and the documents ancillary thereto required under applicable laws and regulations to the United States Securities and Exchange Commission (the "SEC") and any other governmental or regulatory agencies, including by way of example only but not limited to, (i) disclosures relating to the filing of a registration statement by Inspire regarding an initial public offering of its common stock and (ii) requests for confidential treatment of proprietary information of either Party included in any such governmental disclosure.

          (f) In addition, each Party agrees not to disclose, under any circumstances except as set forth in this Section 10 or as otherwise required by law, the terms of this Agreement, the Stock Purchase Agreement or the documents ancillary thereto, or the identity or potential applications of any Compound, to any Third Party other than to professional advisors and financing sources, and in that case, only under confidentiality terms at least as stringent in material respects as this Section 10. Genentech shall have the right to review and comment on registration statements and applications for confidential treatment insofar as they pertain to this Agreement, the Stock Purchase Agreement and the documents ancillary thereto, prior to being filed with the SEC, and Inspire shall not unreasonably refuse to accommodate such comments. Genentech shall provide its comments, if any, on such registration statement or application as soon as practicable, and in no event later than the fourth (4th) business day after the day such registration statement or application is received by Genentech.

      10.2 Notification and Review with Respect to Inspire's Strategic Partners.

          (a) Inspire shall review every proposed publication of any of its Strategic Partners that includes information related to the Compounds or Products, or which otherwise includes Confidential Information, to determine whether patentable subject matter is or may be disclosed, and Inspire shall cause the publication of such information to be delayed for a period of time sufficient to allow for the filing of patent applications covering patentable subject matter. In addition, Inspire will consult in good faith with the publishing Strategic Partner to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid disclosure of such proprietary information or Confidential Information.

          (b) Inspire shall provide Genentech with a copy of any publications relating to any of the Compounds or Products published by any of Inspire's Strategic Partners promptly after such publication.

      10.3 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for five (5) years thereafter, the receiving Party shall keep, and shall ensure that its employees, officers and directors keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party or developed under or in connection with this Agreement or the Stock Purchase Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, "Confidential Information").

      10.4 Exceptions to Obligation. The restrictions contained in Section 10.3 shall not apply to Confidential Information that: (i) is submitted by the recipient to governmental authorities to facilitate the issuance of Registrations for the Products, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under confidentiality agreements having provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and, with respect to Genentech, to Third Parties who are Sublicensees or other development/marketing partners of Genentech with respect to any of the subject matter of this Agreement; (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party's Confidential Information such Party will give reasonable advance written notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (iv) was developed by the receiving Party independent of any disclosure received under this Agreement.

      10.5 Limitations on Use. Each Party shall use any Confidential Information obtained by such Party from the other Party, its Affiliates, its licensees or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby.

      10.6 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Section 10.

11.   INDEMNIFICATION.

      11.1 By Genentech. Genentech shall indemnify, defend and hold harmless Inspire and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

          (a) gross negligence, recklessness or wrongful intentional acts or omissions of Genentech, and its directors, officers, employees and agents, in connection with the work performed by Genentech under the Development Program;

          (b) any warranty claims, Products recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, sale, offer for sale or importation of any Products by Genentech due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, Genentech, and its directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the gross negligence, recklessness or wrongful intentional acts or omissions of Inspire and its Affiliates, and its directors, officers, employees and agents; or

          (c) any breach of any representation or warranty made by Genentech pursuant to Section 2.

      11.2 By Inspire. Inspire shall indemnify, defend and hold harmless Genentech, its Affiliates and its Sublicensees, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

          (a) gross negligence, recklessness or wrongful intentional acts or omissions of Inspire or its Affiliates or Strategic Partners, and their respective directors, officers, employees and agents, in connection with the work performed by Inspire under the Development Program;

          (b) any warranty claims, Products recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of any Products by Inspire or Genentech or any of their respective Affiliates or Inspire's Strategic Partners or Genentech's Sublicensees due to any gross negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, Inspire or its Affiliates or Strategic Partners, and their respective directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the gross negligence, recklessness or wrongful intentional acts or omissions of Genentech, its Affiliates or its Sublicensees, and their respective directors, officers, employees and agents; or

          (c) any breach of any representation or warranty made by Inspire pursuant to Section 2.

      11.3 Notice. In the event that any person (an "Indemnitee") entitled to indemnification under Section 11.1 or 11.2 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on the Indemnitee or the other Party) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

      11.4 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses, including without limitation, legal fees and expenses, incurred by an Indemnitee in connection with enforcement of this Section 11 shall also be reimbursed by the indemnifying Party.

12.   TERM; TERMINATION.

      12.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 12, shall expire as follows:

          (a) With respect to the Products in Field B in the United States:

               (i) if Inspire has exercised its Co-Development Option, when no such Products continue to be marketed by either or both of the Parties; or

               (ii) if Inspire has not exercised its Co-Development Option, as to each Product on a Product-by-Product basis, upon the expiration of the last to expire of all Licensed Claims covering such Product in the United States.

          (b) With respect to Fields A, C, D and E, and Field B outside the United States, as to each Product in each country in the Territory, on a Product by Product and country-by-country basis, upon the expiration of the last to expire of all Licensed Claims covering such Product in such country.

          (c) In any event, this Agreement shall expire in its entirety upon the expiration of all Licensed Claims with respect to all Products in all countries in Territory ABC and Territory DE.

12.2 Termination for Cause. Either Party (the "Non-breaching Party") may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety or with respect to any Product, in the event the other Party (the "Breaching Party") shall have materially breached or defaulted in the performance of any of its material obligations hereunder or, with respect to such Product, so materially breached or defaulted with respect to that Product, and such default shall have continued for sixty (60) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party (or, if such default cannot be cured within such sixty (60)-day period, if the Breaching Party does not commence and diligently continue actions to cure such default during such sixty (60)-day period). Any such termination shall become effective at the end of such sixty (60)-day period unless the Breaching

Party has cured any such breach or default prior to the expiration of such sixty
(60)-day period (or, if such default cannot be cured within such sixty (60)-day period, if the Breaching Party has commenced and diligently continued actions to cure such default). The right of either party to terminate this Agreement as provided in this Section 12.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

      12.3 Termination Without Cause. Genentech may terminate this Agreement in its entirety or with respect to any Product upon one hundred fifty (150) days prior written notice to Inspire. Genentech shall not be liable for any costs or other payments incurred after the date on which notice of such termination is given, except for reasonable noncancelable costs to which Inspire already became obligated prior to delivery of such notice that were included in the budget approved by the JSC as part of the current Annual Development Plan, and, as provided in the Financial Appendix, the allocation of Profit and Loss and any royalties for sales made during the one hundred fifty (150) day period.

      12.4 Effect of Expiration or Termination.

          (a) Following the expiration of the term of this Agreement with respect to a Product in any country in a Territory pursuant to Section 12.1(a) or 12.1(b), Genentech shall have a royalty-free, paid-up, perpetual, irrevocable and sublicenseable right and license, exclusive for [CONFIDENTIAL TREATMENT REQUESTED] and nonexclusive thereafter, to continue to develop, make, have made, use, market, sell, have sold, offer to sell, import, distribute and otherwise exploit such Product in such country, and the exclusive, perpetual, irrevocable, sublicenseable, royalty-free and paid-up right and license to use the Licensed Technology in connection therewith. To that end, Genentech may continue to hold and use all data, reports, records, information and materials that relate to or are prepared in the course of the Development Program, and may hold all INDs, Registration Applications, Registrations and other regulatory filings made or filed by Genentech for such Products pursuant to this Agreement, and may in its sole discretion continue any sublicense granted by Genentech under this Agreement.

          (b) Following expiration of the term of this Agreement in its entirety pursuant to Section 12.1(c), Genentech shall have a royalty-free, paid-up, perpetual, irrevocable and sublicenseable right and license, exclusive for [CONFIDENTIAL TREATMENT REQUESTED] and nonexclusive thereafter, to continue to develop, make, have made, use, market, sell, have sold, offer to sell, import, distribute and otherwise exploit all Products in the Territory, and the exclusive, perpetual, irrevocable, sublicenseable, royalty-free and paid-up right and license to use the Licensed Technology in connection therewith. To that end, Genentech may continue to hold and use all data, reports, records and materials that relate to or are prepared in the course of the Development Program, and may hold all INDs, Registration Applications, Registrations and other regulatory filings made or filed by Genentech for all Products, pursuant to this Agreement, and may in its sole discretion continue any sublicense granted by Genentech under this Agreement.

          (c) If this Agreement is terminated by Inspire with respect to a particular Product pursuant to Section 12.2 by reason of a material breach or default by Genentech, or terminated by Genentech with respect to a particular Product pursuant to Section 12.3, in addition to any other remedies available to the Parties at law or in equity: (i) at Genentech's expense, Genentech shall promptly transfer to Inspire copies of all relevant data, reports, records and materials in Genentech's possession or control that relate to the Product and return to Inspire all relevant records and materials in Genentech's possession or control containing Confidential Information of Inspire with respect to such Product (provided that Genentech may keep one (1) copy of such Confidential Information of Inspire for archival purposes only); (ii) Genentech shall, upon Inspire's request and at Genentech's expense, provide Inspire with all information necessary or desirable to cross-reference and/or assume responsibility for any of Genentech's INDs, Registrations Applications, Registrations and other regulatory filings in the Fields with respect to such Product; (iii) the license granted by Inspire to Genentech under Section 6.1 shall terminate; and (iv) all sublicenses granted by Genentech under this Agreement shall continue in full force and effect in accordance with the terms and conditions of the respective sublicense agreements, and Genentech will assign such sublicense agreements to Inspire; provided, however, that this Section 12.4(c) shall not apply to any Confidential Information, licenses and sublicenses relating to any Products for which there has not been a termination.

          (d) If this Agreement is terminated by Inspire pursuant to Section
12.2 by reason of a material breach or default by Genentech, or terminated by Genentech pursuant to Section 12.3, in addition to any other remedies available to the Parties at law or in equity: (i) Genentech shall promptly transfer to Inspire copies of all data, reports, records and materials in Genentech's possession or control that relate to the Development Program and return to Inspire all relevant records and materials in Genentech's possession or control containing Confidential Information of Inspire (provided that Genentech may keep one (1) copy of such Confidential Information of Inspire for archival purposes only); (ii) Genentech shall, upon Inspire's request and at Genentech's expense, provide Inspire with all information necessary or desirable to cross-reference and/or assume responsibility for any of Genentech's INDs, Registrations Applications, Registrations and other regulatory filings in the Fields with respect to all Products; (iii) the license granted by Inspire to Genentech under
Section 6.1 shall terminate; and (iv) all sublicenses granted by Genentech under this Agreement shall continue in full force and effect in accordance with the terms and conditions of the respective sublicense agreements, and Genentech shall assign such sublicense agreements to Inspire.

          (e) If this Agreement is terminated by Genentech pursuant to Section
12.2 by reason of a material breach or default by Inspire, in addition to any other remedies available to Genentech at law or in equity: (i) the license granted to Inspire by Genentech under Section 6.2 shall terminate; (ii) Genentech shall have an exclusive, royalty-free, paid-up, perpetual, irrevocable and sublicenseable right to continue to develop, make, have made, use, market, sell, have sold, offer to sell, import, distribute and otherwise exploit any Products in the Territory, and the exclusive, perpetual, irrevocable, sublicenseable, royalty-free and paid-up right and license to use the Licensed Technology in connection therewith. To that end, Genentech may continue to hold and use all data, reports, records, information and materials that relate to or are prepared in the course of the Development Program, and may hold all INDs, Registration Applications, Registrations and other regulatory filings made or filed by Genentech for the Products, pursuant to this Agreement, and may in its sole discretion continue any sublicenses granted by Genentech under this Agreement.

          (f) At the expiration or any termination of this Agreement, all of Genentech's payment obligations under this Agreement shall terminate as of the effective date of such expiration or termination, except for payments to Inspire for any royalties or Operating Profit or Loss percentage under Section 7 that accrued prior to the effective date of such expiration or termination and are due and payable by Genentech to Inspire pursuant to this Agreement.

      12.5 Accrued Rights; Surviving Obligations.

          (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

          (b) All of the Parties' rights and obligations under Sections 1 (Definitions), 2 (Representations and Warranties), 3.8 (Expenses) (solely with respect to actions commenced before the effective date of termination of this Agreement), 5.9 (Liability), 6.2(b) (Limitation on License Grants to Inspire),
6.6 (Right of First Offer), 8.3 (Records Retention), 8.4 (Audits), 9 (Ownership; Patents), 10 (Publication; Confidentiality), 11 (Indemnification), 12.4 (Effect of Expiration or Termination), this 12.5 (Accrued Rights; Surviving Obligations), 13 (Force Majeure), and 14 (Miscellaneous) shall survive termination, relinquishment or expiration of this Agreement.

13.   FORCE MAJEURE.

      Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Inspire or Genentech, as the case may be, shall immediately notify the other Party, with written notice to follow, of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and for forty-five (45) days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

14.   MISCELLANEOUS.

      14.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

      14.2 Assignment. Except pursuant to a sublicense permitted under this Agreement and as provided in Section 12.4(c), neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party hereto, except that each Party may assign its rights and transfer its duties hereunder to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of such Party's merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section

14.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

      14.3 Books and Records. Any books and records to be maintained under this Agreement by a Party shall be maintained in accordance with GAAP.

      14.4 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      14.5 Notice.

          (a) Except for notices given pursuant to Section 6.8, any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

               in the case of Inspire, to:

                    Inspire Pharmaceuticals, Inc.
                    4222 Emperor Boulevard, Suite 470
                    Durham, North Carolina  27703
                    Attention: Christy L. Shaffer, Ph.D.
                    Facsimile No.:  (919) 941-9797

               in the case of Genentech, to:

                    Genentech, Inc.
                    1 DNA Way, Mailstop 49
                    South San Francisco, California  94080
                    Attention: Corporate Secretary
                    Facsimile No.: (650) 952-9882

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. With respect to notices given pursuant to
Section 6.8 or this Section 14.5, (i) if delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given; (ii) if sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service; and (iii) if sent by certified mail, the date of delivery shall be deemed to be the third (3rd) business day after such notice or request was deposited with the U.S. Postal Service.

          (b) All correspondence, notices and other communications shall be promptly provided to the other Party.

      14.6 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.

      14.7 Public Announcements. Except as required by law (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by a Party are traded) and as permitted by Section 10.3 or 10.4, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any financial terms or any of such Party's Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement and with financial terms sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

      14.8 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

      14.9 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Products sold under this Agreement without compliance with applicable laws.

      14.10 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      14.11 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

      14.12 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Delaware without regard to its choice of law principles.

      14.13 Arbitration.

          (a) All disputes between the Parties arising from or relating to this Agreement or the breach hereof, other than alleged patent infringement or as set forth in Section 10.6 or otherwise expressly provided in this Agreement, that are not subject to Section 3.5 or cannot otherwise be resolved informally, shall be finally resolved by arbitration in accordance with the then existing Rules of the American Arbitration Association (the "AAA"), as supplemented by the further requirements of this Section 14.13. Such arbitration shall be conducted by three
(3)
arbitrators, one appointed by each of Genentech and Inspire and the third selected by the first two appointed arbitrators.

          (b) Within thirty (30) days after filing its request for arbitration with the AAA, the Party requesting arbitration of a dispute (the "claimant") shall provide the other Party (the "respondent") with a statement explaining the basis of its request for arbitration, including a listing all of the specific facts the claimant contends support its claims, all acts or omissions by the respondent that the claimant believes constitute a breach of this Agreement, all of the terms and provisions of this Agreement that the claimant believes have been breached, the names and addresses of each person the claimant believes has knowledge supporting its claim, and a concise statement of damages, including the means by which the claimed damages were calculated and the facts upon which the calculation(s) were based. The claimant also shall provide with such statement a copy of all documents in its possession or control that it contends support its claim.

          (c) Within one hundred twenty (120) days of receipt of the above statement, the respondent shall provide a written reply statement to the claimant, setting forth a brief description of each of the defenses known to it at that time and the facts upon which the defenses are based, and the names and last known addresses of each witness supporting any such defenses. The respondent also shall provide with such reply statement a copy of all documents in its possession or control that it contends support its defenses.

          (d) The requirements of paragraphs (b) and (c) of this Section 14.13 are intended to supplement, and therefore are in addition to, the Rules and procedural requirements of the AAA. In particular, the exchanges of documents and information required by such paragraphs shall be in addition to any discovery that is permitted under the Rules of the AAA or that the arbitrators may otherwise authorize in the arbitration.

          (e) The arbitrators shall be required to render a reasoned written opinion in support of their final decision, setting forth findings of fact, legal analysis and award. The decision rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon the decision and any award made by the arbitrators may be entered in any court of competent jurisdiction. Each Party shall pay its own expenses of arbitration and shall share equally in the fees and expenses of the arbitrators, unless the arbitrators assess against one Party the expenses of the other Party (including the other Party's reasonable attorneys' fees and expenses) in their award.

          (f) To the extent permitted by law, the Parties agree to keep confidential any documents exchanged between them pursuant to the arbitration and, the content of any testimony or written documents submitted pursuant to the arbitration.

          (g) The place of arbitration of any dispute (i) initiated by Inspire shall be San Francisco, California and (ii) initiated by Genentech shall be Boston, Massachusetts.

14.14 Entire Agreement. This Agreement, together with the Exhibits hereto and every Annual Development Plan approved by the Joint Steering Committee, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

      14.15 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

      14.16 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

      14.17 Counterparts. This Agreement may be executed simultaneously in any number of identical counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

                                      * * *


                           [ signature page follows ]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

                                    INSPIRE PHARMACEUTICALS, INC.


                                    By:  /s/ Christy L. Shaffer
                                         ----------------------
                                         Christy L. Shaffer, Ph.D.,
                                         President and Chief Executive Officer

                                    GENENTECH, INC.


                                    By:  /s/ Arthur D. Levinson
                                         ----------------------
                                        Arthur D. Levinson, Ph.D.
                                        President and Chairman of the Board

                                                                       EXHIBIT A
                                                                       ---------



                               EXISTING COMPOUNDS

                       [CONFIDENTIAL TREATMENT REQUESTED]

                                   EXHIBIT B
                                   ---------






                               Financial Appendix

     This Exhibit B covers financial planning, accounting policies and
          ---------
procedures to be followed in determining Development Costs, Fully Burdened Manufacturing Costs and Operating Profit or Loss and related sharing of revenue and expenses pursuant to the Agreement.

     For such purpose, this Exhibit B sets forth the principles for reporting
                            ---------
actual results and budgeted plans of the combined operations in the Territories, the frequency of reporting, the use of a single "Functional Currency" (as defined below) and the methods of determining payments to the Parties, auditing of accounts and other matters.

     For purposes of this Exhibit B only, the consolidated accounting of
                          ---------
operations for the Territories shall be referred to as "GenSpire." GenSpire is not a legal entity and has been defined for identification purposes only.

     This Exhibit B also provides the definitions of certain financial terms
          ---------
applicable to the Parties for purposes of the Agreement; provided, however, that the definition of "Fully Burdened Manufacturing Costs" shall apply to Genentech or Inspire to the extent it manufactures any Product (or component thereof) under the Agreement and the definition of "Development Costs" shall apply to the development work by both Parties under the Agreement. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement, unless otherwise expressly provided herein. References in this Exhibit B to a "Party" or "Parties" shall be construed to mean Genentech or
---------
Inspire, as the case may be, and in every case shall be deemed to include the Party's Affiliates under the Agreement.

B.1. Principles of Reporting

       The presentation of results of operations of the Parties in the Territories will be based on each Party's respective financial information presented separately and on a consolidated basis in the reporting format depicted as follows:

                                                       Genentech  Inspire  Total
                                                       ---------  -------  -----


        [CONFIDENTIAL TREATMENT REQUESTED]



       It is the intention of the Parties that the interpretation of these definitions will be consistent with GAAP in the United States.

       If necessary, a Party will make the appropriate adjustments to the financial information it supplies under the Agreement to conform to the above format of reporting results of operation.

B.2.   Frequency of Reporting

       The fiscal year of GenSpire will be a calendar year.

       Reporting by each Party for GenSpire revenues and expenses will be performed as follows, with submissions due on the date indicated or the next business day if such date is a weekend or U.S. holiday:

          ---------------------------------------------------------------------------------------
              Reporting Event          Frequency                   Timing of Submission
          ---------------------------------------------------------------------------------------
            Actuals              Quarterly

          -----------------------------------------------
            Forecasts            Approximately
                                 Quarterly

          -----------------------------------------------      [CONFIDENTIAL TREATMENT REQUESTED]
            Preliminary Budgets  Annually
          -----------------------------------------------
            Final Budgets        Annually
          -----------------------------------------------
            Long-Range Plan      Annually
          -----------------------------------------------

Reports of actual results compared to budget shall be made to the relevant Joint Project Team on a * basis. After approval by the Joint Project Team as to amounts, such Joint Project Team shall forward the report to the JSC for its approval. Variances from the total overall budgets, and significant variances in budget line items, shall only be included in calculation of Operating Profit or Loss when approved by the JSC after referral by the Joint Project Team.

Genentech will be responsible for the preparation of consolidated reporting of GenSpire (including Operating Profit or Loss), calculation of the profit/loss sharing and determination of the cash settlement. Genentech will provide the financial representatives from each Party within fifteen (15) working days of the submission date shown above, a statement showing the consolidated results and calculations of the Operating Profit or Loss sharing and cash settlement required in a format agreed to by the Parties.

Inspire shall promptly provide all orders received by its sales people, if any, to Genentech for processing and distribution.

On a * basis, Genentech will supply Inspire with each * Gross Sales and Net Sales of Products in units, local currency and U.S. dollars (using the * rate for conversion for such * as shown in The Wall Street Journal) by country in the Territories according to Genentech's sales reporting system, which shall be consistent with the definitions herein. Each such report shall be provided as early as possible, but no later than fifteen (15) days after the last day of the
* in question, and shall provide * and * cumulative figures.


                     * [CONFIDENTIAL TREATMENT REQUESTED]

     The financial representatives from the Parties will meet as appropriate but at least quarterly to review and approve the following:

     .    actual results

     .    forecasts

     .    budgets

     .    inventory levels

     .    Sales Returns and Allowances

     . other financial matters, including Genentech's (and Inspire's, if applicable) methodologies for charging costs and allocating sales representatives to GenSpire for determination of actuals, forecasts, budgets and long-range plans and the results of applying such methodologies.

B.3. Budget and Long-Range Plan

Responsibility for the budget and long-range plan in each Field will rest with the relevant Joint Project Team, which will develop budgets for development and commercialization for the term of the Joint Project Team, subject to final approval by the JSC.

Budgets will be prepared annually. In addition, headcount chargeable to GenSpire will be agreed to annually by the JSC.

Budgets will be supplemented with detailed business plans for clinical trials, Registration Applications, and detailed plans for product introduction, sales efforts and promotion as determined by each Joint Project Team. Budgets, once approved by the JSC, can only be changed with the written approval of the JSC.

The Joint Project Team, with the assistance of the financial representatives from Genentech and Inspire, will be responsible for identifying, analyzing and reporting all significant line item budget variances and all overall, total budget variances. Only the JSC may approve materially unfavorable line item budget variations, as defined by the Joint Project Team, and all overall, total budget variations, chargeable to GenSpire during the course of any year during the term of the Agreement.

A [CONFIDENTIAL TREATMENT REQUESTED] long-range plan for GenSpire shall be established on a yearly basis under the direction of the JSC and submitted to Genentech and Inspire by [CONFIDENTIAL TREATMENT REQUESTED] of each year.

B.4.   Definitions

       B.4.1 "Allocable Overhead" means costs incurred by a Party or for its account which are attributable to a Party's supervisory services, occupancy costs, corporate bonus (to the extent not charged directly to department), and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method consistently applied by a Party, or a standard rate if agreed to by the Parties. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

       B.4.2. "Cost of Sales" means Fully Burdened Manufacturing Costs (as defined below).

       B.4.3.  "Development Costs"

       (a) "Development Costs" means the development costs actually incurred by Genentech or Inspire from the Effective Date of the Agreement through the later of (i) the date of Registration (including thereafter costs to maintain or expand such Registration) of the final Product in the Field in the Territory, or
(ii) the date of termination of development efforts of the final Product in the Field for which Registration is sought in the Territory. Such costs shall comprise those costs required to obtain, maintain and/or expand the relevant authorization and/or ability to manufacture, formulate, fill, use, ship, sell and/or distribute a Product in commercial quantities to Third Parties in the Territory.

       "Development Costs" shall include, without limitation, costs of research or development including costs of studies on the toxicological, pharmacokinetical, metabolical or clinical aspects of a Product conducted internally or by individual investigators or consultants necessary for the purpose of obtaining, maintaining and/or expanding marketing approval of a Product, process development, process improvement and scale-up and recovery costs, qualification lots, costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain, maintain and/or expand marketing approval of a Product, and applicable Allocable Overhead.

       "Development Costs" shall also include, without limitation, expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program or post-marketing studies required to maintain product approvals.

       (b) "U.S. Development Costs" means (i) Development Costs through the end of Phase II plus (ii) fifty percent (50%) of Development Costs in the United States and Europe, beginning in Phase III through the date of termination of development efforts of the final Product in the Field for which Registration is sought in the Territory.

       (c) In determining Development Costs chargeable under the Agreement, each Party will use its respective project accounting systems and will review and approve its respective project accounting systems and methodologies with the other Party.

       B.4.4. "Distribution Costs" means the costs, including applicable Allocable Overhead, specifically identifiable to the distribution of a Product by a Party including customer services, collection of data about sales to hospitals and other end users, order entry, billing, shipping, credit and collection and other such activities. For the purpose of the Agreement, Genentech will charge GenSpire for Distribution Costs an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales in a lump sum.

       B.4.5. "Fully Burdened Manufacturing Costs" of an item or items, including, without limitation, a Compound, Bulk Materials or a Product (in bulk, vialed or finished product form, as the case may be) means one hundred percent (100%) of a Party's fully burdened manufacturing cost (as defined in the Party's generally accepted accounting policies consistently applied) which shall comprise the sum of:

       (a) The cost of goods produced, as determined by the Party(ies) performing (or having performed by a Third Party) each stage of the manufacturing process in accordance with GAAP consistently applied by such Party(ies), including, but not limited to, direct labor and material costs and product quality assurance/control costs as well as applicable Allocable Overhead;

       (b) All of the Party's allocable intellectual property acquisition and licensing costs (including, without limitation, any royalties) paid to Third Parties as such costs relate to Products; and

       B.4.6. "General and Administrative Costs" means costs chargeable to GenSpire equal to [CONFIDENTIAL TREATMENT REQUESTED] after approval by the applicable Regulatory Authority in any country, of Genentech and of Inspire, in the aggregate, but only to the extent these costs are chargeable to GenSpire.

       B.4.7. "Gross Profit" means Net Sales less Cost of Sales for sales of a Product by a Party to Third Parties in the Territory.

       B.4.8. "Gross Sales" means the gross amount invoiced by either Party or their Affiliates or Sublicensees for sales of a Product to Third Parties in the Territory.

       B.4.9. "Marketing Costs" means the direct costs of marketing, promotion, advertising, Product promotional materials, professional education, product related public relations, relationships with opinion leaders and professional societies, market research (before and after product approval), healthcare economics studies, post-marketing studies not required to maintain product approvals, and other similar activities related to the Products and approved by the Joint Project Team. Such costs will include both internal costs (e.g., without limitation, salaries, benefits, supplies and materials, etc.), applicable Allocable Overhead, and outside services and expenses (e.g., without limitation, consultants, agency fees, meeting costs, etc.). "Marketing Costs" shall also include, without limitation, activities related to obtaining reimbursement from payers and costs of sales and marketing data. "Marketing Costs" will specifically exclude the costs of activities which promote either Party's business as a whole without being product specific (such as corporate image advertising).

     B.4.10. "Net Sales" means Gross Sales of a Product less applicable Sales Returns and Allowances.

     B.4.11. "Operating Profit or Loss" means Net Sales of all Products less the following items with respect to each Product, all for a given period: Cost of Sales, Marketing Costs, Sales Costs, Development Costs (to the extent chargeable to GenSpire), General and Administrative Costs, Distribution Costs, and Other Operating Income/Expense.


     B.4.12. "Other Operating Income/Expense" means other operating income or expense from or to Third Parties which is not part of the primary business activity of GenSpire, but is considered and approved by the Joint Project Team and JSC as income or expense for purposes of GenSpire and is limited to the following:

     .    actual inventory write-offs of any Product

     .    patent and trademark costs

     . product liability insurance to the extent the Parties obtain a joint policy

     .    indemnification costs (as described in Section 11 of the Agreement)

     .    other (to be approved by JSC)

     B.4.13. "Sales Costs" means Genentech's costs, including Allocable Overhead, approved by the Joint Project Team with the annual budget, incurred by the Parties or for their account and specifically identifiable to the sales efforts of Products to all markets in the Territory including the managed care market. "Sales Costs" shall include, without limitation, costs associated with sales representatives for Products, including compensation, benefits and travel, supervision and training of such sales representatives, sales meetings, and other sales related expenses. "Sales Costs" will not include the start-up costs associated with either Party's sales force, including recruiting, relocation and other similar costs. Inspire's sales costs shall not be included in profit/loss calculations.

     B.4.14. "Sales Returns and Allowances" means the sum of (a), (b), and (c), where: (a) is a provision, determined by a Party under GAAP for sales of Products in the Territory for (i) trade, cash and quantity discounts or rebates on Products (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), (ii) credits or allowances given or made for rejection or return of, and for uncorrectable amounts on, previously sold Products or for retroactive price reductions (including Medicare and similar types of rebates and chargebacks), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount for Products, as adjusted for rebates and refunds, (iv) charges for freight and insurance directly related to the distribution of Products, to the extent included in Gross Sales, and (v) credits for allowances given or made for wastage replacement, indigent patient and any other sales programs agreed to by the Parties for Products; (b) is a quarterly adjustment of the provision determined in (a) to reflect amounts actually incurred by a Party in the Territory for items (i), (ii), (iii), (iv) and (v) in clause (a); and (c) is an adjustment for combination products (if any) under the Agreement. The provision allowed in clause (a) and adjustments made in clauses (b) and (c) (if any) will be reviewed by the Joint Project Team.

B.5    Foreign Exchange

The "Functional Currency" for accounting for Operating Profit or Loss will be U.S. dollars. For billing and reporting, the statement of operations and sales will be translated into U.S. dollars at the average rate of exchange listed in The Wall Street Journal on each business day of the applicable calendar quarter.

B.6.   Audits and Interim Reviews

Either Party shall have the right to request that the other Party's independent, certified accounting firm perform an audit or interim review of the other Party's books in order to express an opinion regarding such Party's compliance with GAAP. Such audits or review will be conducted at the expense of the requesting Party.

At the request and expense of either Party ("Auditing Party"), the other Party ("Audited Party") shall permit an independent, certified public accountant appointed by the Auditing Party and reasonably acceptable to the Audited Party, at reasonable times and upon reasonable written notice, to examine such records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; (ii) obtain information as to the aggregate U.S. Operating Profit or Loss and/or royalties payable for any calendar quarter in the case of Genentech's failure to report or pay pursuant to this Agreement; or
(iii) determine the correctness of any discovery or development costs related to Future Generation Compounds or the application of the proceeds under Section 5.7(b); provided, however, that such accountant shall sign a confidentiality agreement in a form reasonably satisfactory to the Audited Party, and, provided further, that such examination shall not be permitted more than once in any twelve (12)-month period. Said accountant shall not disclose to the Auditing Party or any other person any information, except that such accountant may disclose to the Auditing Party the fact of a deficiency, the lack of a deficiency or any overpayment, and the degree thereof, including the dollar amount. All results of any such examination shall be made available to the Audited Party.

In the event that any audit reveals a deficiency in the amount that should have been paid by Genentech to Inspire, then Genentech shall pay the underpaid amount to Inspire within forty-five (45) days after Inspire makes a demand therefor, plus interest thereon if such deficiency is in excess of the greater of $100,000 or five percent (5%) of the amount that actually should have been paid by Genentech. Such interest shall be calculated from the date such underpaid amount was due until the date such underpaid amount is actually paid, at the rate of one percent (1%) over the prime rate of interest reported in The Wall Street Journal for the date such amount was due. In addition, if such underpaid amount is in excess of the greater of $100,000 or five percent (5%) of the amount that actually should have been paid by Genentech, then Genentech shall reimburse Inspire for the reasonable cost of such audit. In the event of an overpayment, such amounts shall be deducted from Inspire's royalties. If such overpaid amounts have not been settled by such royalty deductions three (3) years from the date originally overpaid, Genentech shall invoice Inspire for such amounts.

At the request and expense of Genentech, Inspire shall permit legal counsel or an independent, certified public accountant (at Genentech's option) appointed by Genentech and reasonably acceptable to Inspire, at reasonable times and upon reasonable notice, to examine such records as may be necessary to verify Inspire's compliance with Section 6.6 of the Agreement; provided, however, that such an examination shall not be permitted more than once in any twelve (12)- month period with respect to any particular Third Party. Said legal counsel or accountant shall not disclose to Genentech any information other than the fact of such compliance (or the lack thereof) and the material discrepancies in the case of noncompliance. All results of any such examination shall be made available to Inspire.

B.7.   Payments between the Parties

Royalty payments by Genentech to Inspire pursuant to Section 7.3 of the Agreement and, subject to Section B.13 below, payments to each Party of the agreed upon percentages of Operating Profit or Loss as provided under Section
B.10 below will be made quarterly, based on actual results within forty-five
(45) days after the end of each quarter, adjusted for reimbursement of the net expenses or income incurred or received by each Party. A report specifying how each payment was calculated shall also be submitted with each payment to the non-paying Party. Balancing payments by one (1) Party to reimburse the other Party's Development Costs for purposes of the sharing of such costs under the Agreement will be approved by the JSC. Within forty-five (45) days of the end of each calendar quarter, there shall be reconciliation of the Development Costs that are to be shared and that are incurred during that year by Genentech and Inspire, with a payment by one (1) Party to the other to the extent necessary so that each Party bears its appropriate percentage of such shared Development Costs. In the event any payment is made after the date specified herein, the paying Party shall increase the amount otherwise due and payable by adding interest thereon, computed at the rate of one percent (1%) over the prime rate of interest reported in The Wall Street Journal on the date so specified. Genentech will perform the consolidation and settlement calculations for submission to the JSC for its information.

B.8.   Responsibility for Reporting

The responsibility for the consolidated reporting of GenSpire to the Joint Project Team and JSC shall be with Genentech in close cooperation with Inspire. This will be the basis for the GenSpire accounting and determining of payments to the Parties. Genentech shall provide Inspire with a copy of the GenSpire consolidated reporting and the calculation serving as the basis of determining payments to the Parties. Inspire will provide Genentech with financial statements for its activities in the Territory, prepared in accordance with the terms contained in this Exhibit B in order for Genentech to prepare the
                        ---------
consolidated reports.

B.9.   Accounting for Development Costs, Marketing Costs and Sales Costs

All Development Costs, Marketing Costs and Sales Costs will be based on the appropriate costs definition stated in Section B.4 of this Exhibit B.
                                                           ---------

Each Party shall report Development Costs in a manner consistent with its project cost system. In general, these project cost systems report actual time spent on specific projects, apply the actual labor costs, capture actual costs of specific projects and allocate other expenses to projects. For Marketing Costs, the Parties will report costs based on spending in marketing departments. The Parties acknowledge that the methodologies used will be based on systems in place in the applicable departments.

B.10.  Operating Profit and Loss Sharing

In the event Inspire exercises its Co-Development Option pursuant to Section 5.6 of the Agreement, Genentech and Inspire agree to share the Operating Profit or Loss from the sale of Products in Field B in the United States in the following manner:

       [CONFIDENTIAL TREATMENT REQUESTED]

The Party supplying commercial supplies of Product shall finance the cost of building inventory necessary for product launch, other pre-launch marketing activities approved by the Joint Project Team, and commercial sales of Product. Subject to Section B.13 below, the non-supplying Party shall repay to the supplying Party its share of such costs, as allocated in Section B.10(a) or (b) above, as applicable, following first Registration of such Products from the Operating Profit or Loss allocated to the non-supplying Party in any calendar quarter. If such repayment is not complete three (3) years following such first Registration, the non-supplying Party will complete such repayment in a lump sum paid at the end of the next calendar quarter following such first Registration. Interest on any such repayment will be charged at a rate equal to one percent (1%) over the prime rate of interest as published in The Wall Street Journal on the first business day of such calendar quarter.

B.11.  Development Cost Sharing

In the event Inspire exercises its Co-Development Option for Products in Field B in the United States pursuant to Section 5.6 of the Agreement, Genentech and Inspire agree to share the U.S. Development Costs as follows and as further provided in Section 5.6 of the Agreement and in this Exhibit B:  [CONFIDENTIAL TREATMENT REQUESTED].
     ---------

B.12.  Start of Operations and Effective Accounting Date Termination

Operation of GenSpire will be deemed to have commenced, retroactively, as of the commencement of Phase III clinical trials for a Product in Field B if Inspire has exercised its Co-Development Option. Costs and expenses incurred prior to such date are not chargeable to GenSpire.

For reporting and accounting purposes with respect to GenSpire, the effective termination date of the Agreement with regard to the last detailing year in the Territory will be the nearest month end to which such termination takes place.

B.13.  Promissory Note Offset

In accordance with Section 5.6 of the Agreement, any amounts that would otherwise be due and payable by Genentech to Inspire for Operating Profit and Loss allocation hereunder shall first be applied to repay any outstanding amounts owed by Inspire to Genentech under the Promissory Note, in accordance with the terms of the Promissory Note, as of the date such payments by Genentech to Inspire for Operating Profit and Loss allocation are due under the Agreement.

                                                                       EXHIBIT C
                                                                       ---------

                                INITIAL PATENTS
                                ---------------

1.   Dinucleotides Useful for the Treatment of Lung Disease
     Licensed from The University of North Carolina-Chapel Hill
     Inventors:  R. Boucher, et al.
     U.S. Patent No. 5,635,160 filed 7 Jun 1995; Issued 3 Jun 1997
     PCT filed 6 Jun 1996 designating all member countries; Published WO96/40059 Dec 1996
     Foreign National Filings entered in EPO, Australia, Brazil, Canada, China, Japan, Mexico, Norway, New Zealand and S. Korea
     Hong Kong designated Oct. 1998

2.   Dinucleotides Useful for the Treatment of Lung Disease
     Licensed from The University of North Carolina-Chapel Hill
     Inventors:  R. Boucher, et al.
     U.S. Patent No. 5,935,555 filed 8 May 1997; Issued 10 Aug. 1999
     CIP of above

3. Method of Preventing or Treating Pneumonia in Immobilized Patients Using UTP and Related Compounds
     Inventors:  K. Jacobus and J. Leighton
     U.S. Patent No. 5,763,447; Filed 23 Jul 1996, U.S. Patent Issued 9 Jun 1998
     S. Africa application filed July 23, 1997 as 97/6538
     PCT Filed Jul 23, 1997; Serial No. PCT/US 97/12938
     Publication WO98/03182 on 29 Jan. 1998
     National Phase filing due 23 January 1999 with Australia, Canada, China, EP, Japan, Korea, Mexico and New Zealand to be designated

4.   Method of Treating Sinusitis with UTP and Related Compounds
     Inventors:  K. Jacobus, et al.
     U.S. Patent No. 5,789,391; Filed 3 Jul 1996, U.S. Patent Issued 4 Aug 1998 PCT filed 3 Jul 1997
     National Phase Filing due 3 Jan 1999 with Australia, Canada, China, EP, Japan, Korea, Mexico and New Zealand to be designated

5.   Method of Treating Sinusitis with UTP and Related Compounds
     Inventors: K. Jacobus, et al.
     U.S. Patent No. 5,958,897; Filed 9 Jan 1998, U. S. Patent Issued 28 Sep
     1999
     PCT Filed 3 Jul 1997
     National Phase Filing due 3 Jan 1999 with Australia, Canada, China, EP, Japan, Korea, Mexico and New Zealand to be designated

6.   Method of Treating Sinusitis with UTP and Related Compounds
     Inventors: K. Jacobus, et al.
     U.S. Patent No. 5,972,904; Filed 9 Jan 1998, U. S. Patent Issued 26 Oct
     1999
     PCT Filed 3 Jul 1997
     National Phase Filing due 3 Jan 1999 with Australia, Canada, China, EP, Japan, Korea, Mexico and New Zealand to be designated

7.   Method of Treating Sinusitis with UTP and Related Compounds
     Inventors: K. Jacobus, et al.
     U.S. Patent No. 5,981,506; Filed 9 Jan 1998 U. S. Patent Issued 9 Nov 1999 PCT Filed 3 Jul 1997
     National Phase Filing due 3 Jan 1999 with Australia, Canada, China, EP, Japan, Korea, Mexico and New Zealand to be designated

8. Certain Dinucleotides and Their Use as Modulators of Mucociliary Clearance and Ciliary Beat Frequency
     Inventors:  W. Pendergast, et al.
     U.S. Patent No. 5,837,861; issued 17 Nov. 1998
     PCT filed 6 Feb 1998
     Non-convention Foreign Filings conducted in Argentina, Malaysia, S. Africa 10 Feb 1998
     Claims for compounds (NCEs) and also formulations, methods of treatment National Phase filings entered in Australia, Brazil, Canada, China, EPO, Japan, S. Korea, Mexico, Norway, New Zealand

9. Method of Treating Ciliary Dyskinesia with UTP and Related Compounds Licensed from The University of North Carolina-Chapel Hill
     Inventors:  K. Jacobus, et al.
     U.S. filed 27 Mar 1996
     PCT filed 27 Mar 1997 designating all member countries
     Publication as WO97/35591 on 2 Oct 1997
     Foreign National Phase entered in Australia, Canada, China, EP, Japan, Korea, Mexico and New Zealand and Taiwan on 27 Sep 1998

10.  Method of Treating Bronchitis with UTP and Related Compounds
     Licensed from The University of North Carolina-Chapel Hill
     Inventors:  C. Shaffer, et al.
     U.S. Filed 7 Nov 1996
     PCT Filed 21 Oct 1997
     CIP filed 26 July 1999
     Publication as WO98/19685 on 14 May 1998
     National Phase filings entered in Australia, Brazil, Canada, China, EPO, Japan, Korea, Mexico, Norway, New Zealand

11.  Method For Large-Scale Production of Di(Uridine 5'-)Tetraphosphate
     Inventors:  B. Yerxa, et al.
     Provisional US Filing 25 Jul 1997
     US CIP and PCT filed 24 Jul 1998
     Non-convention countries S. Africa, Argentina, and Indonesia designated 25 Jul 1998
     And Malaysia, Philippines, Thailand, and Taiwan requested 3 Nov. 1998 Published as WO99/05155
     National Phase filing due 25 Jan. 2000 with Australia, Brazil, Canada, China, EPO, Japan, Mexico, Norway, S. Korea, and New Zealand designated

                                                                       EXHIBIT D
                                                                       ---------

                               INITIAL MEMBERS OF
                               ------------------

                            JOINT STEERING COMMITTEE
                            ------------------------

A.   Initial Designees of Inspire:

     1.   Christy Shaffer, Ph.D., President and Chief Executive Officer

     2.   Benjamin Yerxa, Ph.D., Senior Director, Preclinical Programs

     3.   Gregory Mossinghoff, Chief Business Officer

B.   Initial Designees of Genentech:

     Genentech's designees shall be determined as soon as practicable after the Effective Date.

                                                                       EXHIBIT E
                                                                       ---------

                             FORM OF NOTE AGREEMENT
                             ----------------------


                           UNSECURED PROMISSORY NOTE


     $______________                                          ________, ________
                                                          ______, North Carolina

     FOR VALUE RECEIVED, Inspire Pharmaceuticals, Inc., a Delaware corporation ("Company") promises to pay to Genentech, Inc., a Delaware corporation, or its registered assigns ("Holder"), the principal sum of _____________ Dollars and ________ Cents ($__________), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to prime rate plus one percent (1%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) five years from the date hereof, and (ii) the merger or consolidation of the Company with or into any other corporation or corporations (except where a majority of the outstanding equity securities of the surviving corporation immediately after the merger or consolidation is held by persons who were shareholders of the Company immediately prior to the merger or consolidation), or a sale or other transfer of all or substantially all of the assets of the Company (or any series of related transactions resulting in the same). Company shall make quarterly payments of 1/20th of the original principal amount of this Note, plus accrued interest thereon, beginning on ________, _________ and each third monthly anniversary thereafter.

     The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

     1.   Definitions.  As used in this Note, the following capitalized terms
          -----------
have the following meanings:

          (a) "Company" includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of Company under this Note in accordance with and subject to the terms of this Note.

          (b) "Holder" shall mean the Person specified in the introductory paragraph of this Note or any other Person(s) who shall at the time be the registered holder of this Note.

          (c) "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

          (d) "License Agreement" means the Development, License and Supply Agreement between Genentech, Inc. and the Company dated December 15, 1999, as amended from time to time.

          (e) "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

     2.   Prepayment.  Upon five (5) days prior written notice to Holder,
          ----------
Company may prepay this Note in whole or in part; provided, however, that any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

     3.   Certain Covenants.  While any amount is outstanding under the Note:
          -----------------

          (a) Liens.  Without the prior written consent of Holder, Company shall
              -----
not create, incur, assume or permit to exist any Lien on or with respect to the License Agreement or any intellectual property or other assets of Holder licensed to the Holder by the Company thereunder.

          (b) Asset Dispositions.  Without the prior written consent of Holder,
              ------------------
Company shall not sell, lease, transfer, license or otherwise dispose of the License Agreement or any intellectual property or other assets of Holder licensed or sublicensed to the Holder by the Company thereunder, other than as permitted under the License Agreement.

          (c) Dividends, Redemptions, Etc.  Without the prior written consent of
              ---------------------------
Holder, Company shall not (i) pay any dividends or make any distributions on its equity securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its equity securities, other than in respect to stock purchases from departing employees; (iii) return any capital to any holder of its equity securities; (iv) make any distribution of assets, equity securities, obligations or other securities to any holder of its equity securities; or (v) set apart any sum for any such purpose.

     4.   Events of Default.  The occurrence of any of the following shall
          -----------------
constitute an "Event of Default" under this Note and the other Transaction
Documents:

          (a) Failure to Pay.  Company shall fail to pay (i) when due any
              --------------
principal payment under this Note or the License Agreement or (ii) any interest or other payment required under the terms of this Note or the License Agreement and such payment shall not have been made within five (5) days of Company's receipt of Holder's written notice to Company of such failure to pay; or

          (b) Breaches of Certain Covenants. Company shall fail to observe or
              -----------------------------
perform any covenant, obligation, condition or agreement set forth in Section 3 of this Note; or

          (c) Breaches of Other Covenants. Company shall fail to observe or
              ---------------------------
perform any other covenant, obligation, condition or agreement contained in this Note (other than those specified in Sections 4(a) and 4(b)) or fail to observe or perform any material covenant, obligation, condition or agreement contained in the License Agreement and such failure shall continue for fifteen (15) days; or

          (d) Representations and Warranties. Any representation, warranty,
              ------------------------------
certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Company to Holder in writing in connection with this Note or the License Agreement, or as an inducement to Holder to enter into this Note or the License Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

          (e) Voluntary Bankruptcy or Insolvency Proceedings. Company shall (i)
              ----------------------------------------------
apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

          (f) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for
              ------------------------------------------------
the appointment of a receiver, trustee, liquidator or custodian of Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

          (g) License Agreement. The License Agreement terminates or is declared
              -----------------
void.

     5.   Rights of Holder upon Default.  Upon the occurrence or existence of
          -----------------------------
any Event of Default (other than an Event of Default, referred to in Sections 4(e) and 4(f)) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to Company, declare all outstanding obligations payable by Company under this Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the License Agreement to the contrary notwithstanding. Upon the occurrence or existence of any Event of

Default described in Sections 4(e) and 4(f), immediately and without notice, all outstanding Obligations payable by Company under this Note shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the License Agreement to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it by this Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

     6.   Right of Offset.  Notwithstanding anything contained herein to the
          ---------------
contrary, in the event that Company is owed any amounts in the form of Operating Profit or Loss (as defined in the License Agreement) by Holder under the License Agreement, such amounts owed by Holder to Company shall be credited as prepayments, in accordance with Section 2 above, against this Note effective as of the date such payments are due under the License Agreement.

     7.   Surrender and Cancellation of Note.  Upon payment in full of all
          ----------------------------------
principal, expenses and interest payable under this Note, Holder agrees to surrender this Note to Company for cancellation.

     8.   Successors and Assigns.  Subject to the restrictions on transfer
          ----------------------
described in Section 10 below, the rights and obligations of Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

     9.   Waiver and Amendment.  Any provision of this Note may be amended,
          --------------------
waived or modified upon the written consent of Company and Holder.

     10.  Assignment by Company.  Neither this Note nor any of the rights,
          ---------------------
interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of Holder.

     11.  Notices.  Any notice, request or other communication required or
          -------
permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery (a) if to Company, at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703, attention Christy L. Shaffer, Ph.D., and (b) if to Holder, to Genentech, Inc. 1 DNA Way, South San Francisco, CA 94080-4990, attention Corporate Secretary. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

     12.  Payment.  Payment shall be made in lawful tender of the United States.
          -------

     13.  Default Rate; Usury.  In the event that any payment of principal or
          -------------------
interest provided for herein is not paid by Company when due (including the entire unpaid balance of this Note in the event such amount is made immediately due and payable pursuant to the terms hereof), then Company shall pay interest on the such amounts not paid when due at a rate per annum equal to the rate otherwise applicable hereunder plus two percent (2%). In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

     14.  Entire Agreement.  This Note and the License Agreement, taken
          ----------------
together, constitute and contain the entire agreement of Company and Holder, and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

     15.  Expenses; Waivers.  If action is instituted to collect this Note,
          -----------------
Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action. Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

     16.  Governing Law.  This Note and all actions arising out of or in
          -------------
connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

     IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.


                              INSPIRE PHARMACEUTICALS, INC.
                              a Delaware corporation

                              By:______________________________

                              Name:____________________________

                              Title:___________________________

                                                                       EXHIBIT F
                                                                       ---------



                       PROVISIONS REQUIRED FOR AGREEMENTS
                               WITH SUBLICENSEES



     6.8. Adverse Reaction Reporting

     8.3. Records Retention

     8.4. Audits

     8.6. Bartering Prohibited

     10. Publication; Confidentiality (provided, however, that in lieu of including a confidentiality provision in the sublicense agreement between a Party and a Third Party sublicensee under this Agreement, such Third Party sublicensee may enter into a confidentiality or nondisclosure agreement directly with the other Party that includes provisions substantially similar, taking into account the facts and circumstances of the particular sublicense, as set forth in Section
          10).

     11.  Indemnification

                                      F-1